UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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ERIE INDEMNITY COMPANY
(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 25, 2017

To the Holders of Class A Common Stock and

Class B Common Stock of ERIE INDEMNITY COMPANY:

We will hold our 92nd annual meeting of shareholders at 9:30 a.m., local time, on Tuesday, April 25, 2017, at the Auditorium of the F.W. Hirt — Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530 for the following purposes:

1. To elect 13 persons to serve as directors until our 2018 annual meeting of shareholders and until their successors are elected and qualified;

2. To approve, on a non-binding advisory basis, the compensation of our named executive officers;

3. To select, on a non-binding advisory basis, the frequency of the shareholder vote on the compensation of our named executive officers; and

4. To transact any other business that may properly come before our annual meeting and any adjournment, postponement or continuation thereof.

This notice and information statement, together with a copy of our annual report to shareholders for the year ended December 31, 2016, are being sent to all holders of Class A common stock and Class B common stock as of the close of business on Friday, February 24, 2017, the record date established by our board of directors. Holders of Class B common stock will also receive a form of proxy. Holders of Class A common stock will not receive proxies because they do not have the right to vote on any of the matters to be acted upon at our annual meeting.

Holders of Class B common stock are requested to complete, sign and return the enclosed form of proxy in the envelope provided, whether or not they expect to attend our annual meeting in person.

By order of our board of directors,

Brian W. Bolash
Corporate Secretary and Senior Counsel

March 24, 2017

Erie, Pennsylvania

NOTICE OF INTERNET AVAILABILITY OF ANNUAL MEETING MATERIALS

Important Notice Regarding the Availability of our Information Statement for the Annual Meeting of Shareholders to be held on April 25, 2017.

Our information statement and annual report are available at: http://www.erieindemnityinfostatement.com.

We Are Not Asking Holders of Our Class A Common Stock for a Proxy and

You Are Requested Not to Send Us a Proxy

ERIE INDEMNITY COMPANY

INFORMATION STATEMENT

Unless the context indicates otherwise, all references in this information statement to “we,” “us,” “our” or the “Company” mean Erie Indemnity Company. Erie Insurance Exchange, or the “Exchange,” has four property and casualty insurance subsidiaries: Erie Insurance Company, Erie Insurance Company of New York, Erie Insurance Property & Casualty Company and Flagship City Insurance Company. We sometimes refer to the Exchange and its property and casualty insurance subsidiaries as the “Property and Casualty Group.” The Exchange also owns 100% of the common stock of Erie Family Life Insurance Company, or “EFL,” a life insurance company.

ERIE INDEMNITY COMPANY

100 Erie Insurance Place

Erie, Pennsylvania 16530

INFORMATION STATEMENT

INTRODUCTION

This information statement, which is first being mailed to the holders of our Class A common stock and our Class B common stock on or about March 24, 2017, is furnished to such holders to provide information regarding us and our 2017 annual meeting of shareholders. This information statement is also being furnished in connection with the solicitation of proxies by our board of directors from holders of Class B common stock to be voted at our 2017 annual meeting of shareholders and at any adjournment, postponement or continuation thereof. Our annual meeting will be held at 9:30 a.m., local time, on Tuesday, April 25, 2017 at the Auditorium of the F.W. Hirt — Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530. Holders of Class B common stock will also receive a form of proxy.

We are not asking holders of our Class A common stock for a proxy and you are requested not to send us a proxy.

Only holders of Class B common stock of record at the close of business on February 24, 2017, are entitled to vote at our annual meeting. Each share of Class B common stock is entitled to one vote on each matter to be considered at our annual meeting. Except as otherwise provided in Sections 1756(b)(1) and (2) of the Pennsylvania Business Corporation Law of 1988, or “BCL,” in the case of adjourned meetings, a majority of the outstanding shares of Class B common stock will constitute a quorum at our annual meeting for the election of directors.

As of the close of business on February 24, 2017, we had 46,189,068 shares of Class A common stock outstanding, which are not entitled to vote on any matters to be acted upon at our 2017 annual meeting, and 2,542 shares of Class B common stock outstanding, which have the exclusive right to vote on all matters to be acted upon at our 2017 annual meeting.

There are three H.O. Hirt Trusts. Thomas B. Hagen, Jonathan Hirt Hagen and Elizabeth Hirt Vorsheck, or “Mrs. Vorsheck,” all of whom are directors of the Company, are beneficiaries of the Trusts. The H.O. Hirt Trusts collectively own 2,340 shares of Class B common stock, which, because such shares represent 92.05% of the outstanding shares of Class B common stock entitled to vote at our 2017 annual meeting, is sufficient to determine the outcome of any matter submitted to a vote of the holders of our Class B common stock, assuming all of the shares held by the H.O. Hirt Trusts are voted in the same manner. As of the date of this information statement, the individual trustees of the H.O. Hirt Trusts are Mrs. Vorsheck and Jonathan Hirt Hagen, and the corporate trustee is Sentinel Trust Company, L.B.A., or “Sentinel.” Mrs. Vorsheck and Jonathan Hirt Hagen are both candidates for re-election to the board at our 2017 annual meeting.

Under the provisions of the H.O. Hirt Trusts, the shares of Class B common stock held by the H.O. Hirt Trusts are to be voted as directed by a majority of trustees then in office. If at least a majority of the trustees then in office of each of the H.O. Hirt Trusts vote for the election of the 13 candidates for director named below, such candidates will be elected as directors even if all shares of Class B common stock other than those held by the H.O. Hirt Trusts do not vote for such candidates. If at least a majority of the trustees then in office of each of the H.O. Hirt Trusts vote for approval of the compensation of our named executive officers and for a particular frequency of a shareholder vote on the compensation of our named executive officers, then such matters will be conclusively determined even if all shares of Class B common stock other than those held by the H.O. Hirt Trusts do not vote for approval of the compensation, or for the same frequency of the vote on the compensation, of our named executive officers. We have not been advised as of the date of this information statement how the trustees of the H.O. Hirt Trusts intend to vote at our annual meeting.

Since 1925, we have served as the attorney-in-fact for the policyholders at the Exchange. The Exchange is a reciprocal insurance exchange organized under Article X of Pennsylvania’s Insurance Company Law of 1921 under which individuals, partnerships and corporations are authorized to exchange reciprocal or inter-insurance contracts with each other, or with individuals, partnerships, and corporations of other states and countries, providing indemnity among themselves from any loss which may be insured against under any provision of the insurance laws except life insurance. Each applicant for insurance from the Exchange signs a subscriber’s agreement, which appoints us as the attorney-in-fact for the subscriber (policyholder) to transact the business of the Exchange on their behalf. As attorney-in-fact, we are required to perform certain services relating to the sales, underwriting and issuance of policies on behalf of the Exchange. We also provide management services to the Exchange and its insurance subsidiaries.

The Property and Casualty Group writes personal and commercial lines of property and casualty insurance coverages exclusively through over 2,160 independent agencies comprised of 11,500 licensed agents. The underwriting results of the Property and Casualty Group are pooled. As a result of the Exchange’s 94.5% participation in the reinsurance pooling arrangement and its ownership of the other property and casualty insurance entities, the underwriting risk of the Property and Casualty Group’s business is borne by the Exchange.

We charge the Exchange a management fee calculated as a percentage, limited to 25%, of all premiums written or assumed by the Exchange. Management fees accounted for 95.9%, 95.9% and 96.5%, respectively, of our revenues for the three years ended December 31, 2014, 2015 and 2016. The management fee rate was 25% during 2014, 2015 and 2016, and beginning January 1, 2017, the rate has been set at 25%.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth, as of February 24, 2017, the amount of our outstanding Class B common stock owned by shareholders known by us to own beneficially more than 5% of our Class B common stock.

Name of Individual or Identity of Group	Shares of Class B Common Stock Beneficially Owned	Percent of Outstanding Class B Common Stock
H.O. Hirt Trusts(1), Erie, Pennsylvania	2,340	92.05%
Hagen Family Limited Partnership(2), Erie, Pennsylvania	153	6.02%

(1)	There are three H.O. Hirt Trusts. Thomas B. Hagen, Jonathan Hirt Hagen and Mrs. Vorsheck are three of the beneficiaries of the Trusts. As of the date of this information statement, the trustees of the H.O. Hirt Trusts are Jonathan Hirt Hagen, Mrs. Vorsheck and Sentinel. The trustees collectively control voting and disposition of the shares of Class B common stock. A majority of the trustees then in office acting together is required to take any action with respect to the voting or disposition of shares of Class B common stock.

(2)	Thomas B. Hagen, the chairman of our board of directors, is the general partner of the Hagen Family Limited Partnership. As general partner, Mr. Hagen has sole voting power and investment power over the shares of Class B common stock held by the Hagen Family Limited Partnership. Mr. Hagen is the father of Jonathan Hirt Hagen. Jonathan Hirt Hagen is also a director of the Company.

The following table sets forth, as of February 24, 2017, the amount of the outstanding shares of Class A common stock and Class B common stock beneficially owned by (i) each director and candidate for director nominated by our Nominating and Governance Committee, or “nominating committee,” (ii) each executive officer named in the Summary Compensation Table, and (iii) all of our executive officers and directors as a group.

Name of Individual or Identity of Group	Shares of Class A Common Stock Beneficially Owned(1)(2)	Vested Share Credits under Deferred Stock Plan for Outside Directors(3)	Percent of Outstanding Class A Common Stock(4)	Shares of Class B Common Stock Beneficially Owned(1)(2)	Percent of Outstanding Class B Common Stock(4)
Directors and Nominees for Director:
J. Ralph Borneman, Jr.	50,000	13,862	—	—	—
Eugene C. Connell	17,002	N/A	—	—	—
LuAnn Datesh	—	495	—	—	—
Jonathan Hirt Hagen	223,130	11,045	—	1	—
Thomas B. Hagen(5)	16,762,189	8,963	36.31%	169	6.65%
C. Scott Hartz	2,097	12,949	—	—	—
Brian A. Hudson, Sr.	—	N/A	—	—	—
Claude C. Lilly, III	678	13,862	—	—	—
George R. Lucore	1,725	495	—	—	—
Thomas W. Palmer	770	9,995	—	—	—
Martin P. Sheffield	800	5,271	—	—	—
Richard L. Stover	1,072	5,271	—	—	—
Elizabeth Hirt Vorsheck(6)	4,428,914	8,963	9.61%	—	—
Robert C. Wilburn	2,700	13,862	—	—	—
Current Executive Officers:
Gregory J. Gutting	2,439	N/A	—	—	—
Robert C. Ingram, III	8,100	N/A	—	—	—
Sean J. McLaughlin	—	N/A	—	—	—
Timothy G. NeCastro	11,214	N/A	—	—	—
Bradley G. Postema	3,614	N/A	—	—	—
Former Executive Officers:
Terrence W. Cavanaugh(7)	59,439	N/A	—	—	—
John F. Kearns(8)	—	N/A	—	—	—
All Directors and Executive Officers as a Group (19 persons) (9)(10)	21,612,438	N/A	46.79%	170	6.69%

(1)	Information furnished by the named persons.

(2)

Under the rules of the Securities and Exchange Commission, or “SEC,” a person is deemed to be the beneficial owner of securities if the person has, or shares, “voting power,” which includes the power to vote, or to direct the voting of, such securities, or “investment power,” which includes the power to dispose, or to direct the disposition, of such securities. Under the rules, more than one person may be deemed to be the beneficial owner of the same securities. Securities beneficially owned also include securities owned jointly, in whole or in part, or individually by the person’s spouse, minor children or other relatives who share the same home. The information set forth in the above table includes all shares of Class A common stock and

Class B common stock over which the named individuals, individually or together, share voting power or investment power. The table does not reflect shares of Class A common stock and Class B common stock as to which beneficial ownership is disclaimed.

(3)	Vested share credits represent the number of shares of Class A common stock a director is entitled to receive upon leaving board service under the Company’s Deferred Stock Plan for Outside Directors.

(4)	Less than 1% unless otherwise indicated.

(5)	Mr. Hagen owns 5,100 shares of Class A common stock directly; 16,757,089 shares of Class A common stock indirectly; and 8,963 vested share credits under the Deferred Stock Plan for Outside Directors. Mr. Hagen owns 4 shares of Class B common stock directly and 165 shares of Class B common stock indirectly.

(6)	Mrs. Vorsheck owns 69,516 shares of Class A common stock directly; 4,359,398 shares of Class A common stock indirectly through several trusts; and 8,963 vested share credits under the Deferred Stock Plan for Outside Directors.

(7)	Mr. Cavanaugh stepped down as CEO and a Director of the Company effective July 31, 2016, and retired as President of the Company on December 31, 2016.

(8)	Mr. Kearns served as an Executive Vice President of the Company until July 1, 2016.

(9)	Includes Executive Vice Presidents Lorianne Feltz and Douglas E. Smith, and excludes former executive officers Terrence W. Cavanaugh and John F. Kearns and director nominees Eugene C. Connell and Brian A. Hudson, Sr.

(10)	Includes shares owned by directors and the number of shares they are entitled to receive upon leaving board service under the Company’s Deferred Stock Plan for Outside Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” requires that the officers and directors of a corporation, such as us, that has a class of equity securities registered under Section 12 of the Exchange Act, as well as persons who own more than 10% of a class of equity securities of such a corporation, file reports of their ownership of such securities, as well as statements of changes in such ownership, with the corporation and the SEC. Based upon written representations we received from our officers and directors and shareholders owning more than 10% of any class of our stock, and our review of the statements of changes of ownership filed with us by our officers and directors and shareholders owning more than 10% of any class of our stock during 2016, we believe that all such filings required during 2016 were made on a timely basis except that Richard L. Stover, a director, untimely filed a Form 4 on January 25, 2017 to report the sale of a .3192 fractional share of our Class A common stock on December 28, 2016.

PROPOSAL 1 — ELECTION OF DIRECTORS

Introduction

The election of directors by the holders of our Class B common stock is governed by provisions of the Pennsylvania Insurance Holding Companies Act, or the “Holding Companies Act,” in addition to provisions of the BCL and our bylaws. The following discussion summarizes these statutory and bylaw provisions and describes the process undertaken in connection with the nomination of candidates for election as directors by the holders of Class B common stock at our annual meeting.

Background of our Nominating Committee

Section 1405(c)(4.1) of the Holding Companies Act provides that the board of directors of a domestic insurer must establish one or more committees comprised solely of directors who are not officers or employees of the insurer or of any entity controlling, controlled by or under common control with the insurer. Such committee or committees must have responsibility for, among other things, recommending candidates to be nominated by the board of directors, in addition to any other nominations by voting shareholders, for election as directors by the voting shareholders. Section 1405(c)(5) of the Holding Companies Act provides that the above provisions shall not apply to a domestic insurer if the person controlling such insurer is an insurer, an attorney-in-fact for a reciprocal exchange, a mutual insurance holding company or a publicly held corporation having a board of directors and committees thereof which already meet the requirements of Section 1405(c)(4.1). For purposes of the Holding Companies Act, we are deemed to control the Exchange and its subsidiaries, and our board of directors and its committees are in compliance with Section 1405(c)(4.1).

Section 3.09 of our bylaws is consistent with this statutory provision and provides that (i) our board of directors must appoint annually a nominating committee that consists of not less than three directors, each of whom is not an officer or employee of us or of any entity controlling, controlled by or under common control with us, and (ii) our nominating committee must, prior to each annual meeting of shareholders, determine and nominate candidates for the office of director to be elected by the holders of Class B common stock to serve terms as established by our bylaws and until their successors are elected and qualified.

In accordance with this bylaw provision, on April 19, 2016 our board of directors designated a nominating committee consisting of Jonathan Hirt Hagen, chair, Thomas W. Palmer and Mrs. Vorsheck. As chairman of our board, Thomas B. Hagen also serves ex officio as a voting member of the nominating committee. Consistent with the Holding Companies Act, none of these persons is an officer or employee of us or of any entity controlling, controlled by or under common control with us. Each member of our nominating committee is an independent director as defined in the rules applicable to companies listed on the NASDAQ Global Select Market®, or “NASDAQ.”

Nominating Procedures

Under Section 2.07(a) of our bylaws, nominations of persons for election to our board of directors may be made at any meeting at which directors are to be elected (i) by or at the direction of our board of directors upon the recommendation of our nominating committee or (ii) by any holder of our Class B common stock.

With respect to nominations by or at the direction of our nominating committee, except as is required by rules promulgated by NASDAQ, the SEC or the Holding Companies Act, there are no specific, minimum qualifications that must be met by a candidate for our board of directors, and our nominating committee may take into account such factors as it deems appropriate. Our nominating committee generally bases its nominations on our general needs as well as the specific attributes of candidates that would add to the overall effectiveness of our board of directors. Specifically, among the significant factors that our nominating committee may take into consideration are judgment, skill, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other directors, and the extent to which the candidate would be a desirable addition to our board of directors and any committee of our board of directors.

Although we do not have a formal policy or guidelines regarding diversity of membership of our board of directors, our corporate governance guidelines recognize the value of having a board that encompasses a broad range of skills, expertise, contacts, industry knowledge and diversity of opinion. Our board has not attempted to define “diversity” or otherwise require that the composition of our board include individuals from any particular background or who possess specific attributes.

In identifying and evaluating the individuals that it selects, or recommends that our board of directors select, as director nominees, our nominating committee utilizes the following process:

•	Our nominating committee reviews the qualifications of any candidates who have been recommended by a holder of Class A common stock or Class B common stock in accordance with our bylaws.

•

Our nominating committee also considers recommendations made by individual members of our board of directors or, if our nominating committee so determines, a search firm. Our nominating committee may consider candidates who have been identified by management, but is not required to do so.

•

Our nominating committee evaluates the background, experiences, qualifications and suitability of each candidate, including the current members of our board of directors, in light of the current size and composition of our board of directors and the above discussed significant factors.

•	After such review and consideration, our nominating committee recommends a slate of director nominees to the board of directors.

Actions Taken for Nominations

Our nominating committee met on February 8, 2017 for the purposes of evaluating the performance and qualifications of the current and proposed members of our board of directors and nominating candidates for election as directors by the holders of Class B common stock at our annual meeting.

Our bylaws provide that our board of directors shall consist of not less than 7, nor more than 16, directors, with the exact number to be fixed from time to time by resolution of our board of directors. At its meeting on February 8, 2017, our nominating committee recommended that the size of our board of directors remain at 13 persons and that 11 of the 12 incumbent directors as of such date be nominated to stand for re-election as directors by the holders of Class B common stock at our annual meeting. Director Robert C. Wilburn informed the nominating committee that he will retire from the board of directors and not stand for re-election at our annual meeting. The committee also nominated two additional director candidates who do not currently serve on our board of directors. Each of the nominees was recommended by members of our board of directors to the nominating committee.

On February 16, 2017, our board of directors accepted the report and recommendation of our nominating committee, set the number of directors to be elected at our annual meeting at 13 and approved the nomination of J. Ralph Borneman, Jr., Eugene C. Connell, LuAnn Datesh, Jonathan Hirt Hagen, Thomas B. Hagen, C. Scott Hartz, Brian A. Hudson, Sr., Claude C. Lilly, III, George R. Lucore, Thomas W. Palmer, Martin P. Sheffield, Richard L. Stover and Elizabeth Hirt Vorsheck for election as directors by the holders of Class B common stock at our annual meeting. If elected, such persons would serve until our 2018 annual meeting of shareholders and until their successors are elected and qualified.

Candidates for Election

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the nominees named below. With the exception of Messrs. Connell and Hudson, all of the nominees are currently directors of the Company. If a nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee selected by our nominating committee. Our board of directors has no reason to believe the nominees named will be unable to serve if elected.

The biography of each director nominee below contains information regarding that person’s principal occupation, positions held with the Company, service as a director, business experience, other public company director positions currently held or held at any time during the past five years, involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused our nominating committee to conclude that the person should serve as a member of our board of directors:

Name: Age (as of April 1, 2017);	Principal Occupation for Past Five Years and Positions with the Company; Directorships with other Public Companies During Past Five Years	Director of the Company Since
J. Ralph Borneman, Jr. CIC, CPIA Age: 78	President, Chief Executive Officer and Chairman of the Board, Body-Borneman Insurance & Financial Services LLC, insurance agency, Boyertown, PA, 2005 to present; President, Chief Executive Officer and Chairman of the Board, Body-Borneman Associates, Inc., insurance agency; President, Body-Borneman, Ltd. and Body-Borneman, Inc., 1967-2005, insurance agencies he co-founded.	1992

	Mr. Borneman has extensive knowledge of, and over 45 years of experience with, the business of insurance, agency matters, sales and marketing, and insurance distribution strategies. Mr. Borneman also has prior experience as a director of other public companies.

Eugene C. Connell, FCAS, CFA, CPCU Age: 62	Independent Investor and Advisor, Erie, PA, since 2011; Deputy Secretary, Commonwealth of Pennsylvania Department of Labor and Industry, Harrisburg, PA, 2013-2014; Executive Vice President, Property/Casualty Products, Risk Lighthouse, LLC, Atlanta, GA, 2012; Senior Vice President and Chief Actuary (1988-2011) and Chief Risk Officer (2005-2011), Erie Insurance Group, Erie, PA.	N/A

	Mr. Connell had a 23-year career with the Company during which he held several senior leadership positions, including Chief Actuary and Chief Risk Officer. He has extensive experience in actuarial science; automobile, property and workers compensation insurance; development of property and casualty insurance products; financial planning and modeling; investments; and risk management. Mr. Connell also satisfies the SEC requirements of an audit committee financial expert.

LuAnn Datesh, Esq. Age: 62	A director and member of the law firm of Sherrard, German & Kelly, P.C., Pittsburgh, PA, since September 2016; Vice President, CNX Gas Corporation, Canonsburg, PA, February 2016 to September 2016; Vice President, CONSOL Energy, Inc., 2011-2016; Assistant General Counsel, CONSOL Energy, Inc., 2009-2011.	2016

	Ms. Datesh has significant experience with the legal, governance and risk management aspects of another publicly-held, regulated company where she was an officer of multiple subsidiaries. She also has executive management experience overseeing a wide variety of corporate transactions and an extensive background in corporate law, finance, business counseling and managing large real estate holdings.

Jonathan Hirt Hagen, J.D. Age: 54	Co-Trustee of the H.O. Hirt Trusts, Erie, PA, since 2015; Vice Chairman of the Board of our Company, since 2013; Vice Chairman, Custom Group Industries, Erie, PA, machining and fabrication manufacturing companies, since 1999; private investor, since 1990.	2005

	Mr. Hagen, as the grandson of our late founder and longtime leader of the Company and son of Chairman Thomas B. Hagen and the late longtime director Susan Hirt Hagen, has a thorough knowledge and understanding of our operations, history and culture. He is one of three trustees of the H.O. Hirt Trusts which control a majority of our voting stock. His extensive business and legal educational background, prior insurance experience and service on our board also give him broad

Name: Age (as of April 1, 2017);	Principal Occupation for Past Five Years and Positions with the Company; Directorships with other Public Companies During Past Five Years	Director of the Company Since
	knowledge of the insurance industry, business law and corporate governance issues. In addition, he has experience with his family’s business interests, as a private investor and as a director of another public company.

Thomas B. Hagen Age: 81	Chairman of the Board of our Company and of our affiliated insurance companies, since 2007, and an employee (1953-1995) and former agent of the Company, including service as President (1982-1990) and Chairman and CEO (1990-1993); Chairman, Custom Group Industries, Erie, PA, machining and fabrication manufacturing companies, since 1997; General Partner, Hagen Family Limited Partnership, since 1989.	2007 and 1979-1998

	Mr. Hagen, the son-in-law and close associate of our late founder and longtime leader of the Company, has extensive insurance knowledge and experience having previously served the Company for over 40 years in a variety of leadership positions, including as our CEO. He has held leadership positions in various insurance industry and business trade groups, including past Chairman of the Pennsylvania Chamber of Business & Industry and past Chairman of the Insurance Federation of Pennsylvania. He also has broad executive management and leadership experience having served on various civic and business boards of directors, including the boards of three other public companies, one of them NYSE listed. He has served as Pennsylvania’s Secretary of Commerce and Secretary of Community & Economic Development, and is a retired Captain in the U.S. Navy Reserve. He controls the second largest voting and the largest non-voting shareholding interests in our Company.

C. Scott Hartz, CPA Age: 71	Chairman, TaaSera, Inc., a cyber-security technology company, since August 2015; Chief Executive Officer, TaaSera, Inc., 2012-2015; Chief Executive Officer, Hartz Group, strategy and technology consulting, Bala Cynwyd, PA, since 2002.	2003

	Mr. Hartz has a strong background in information technology, cyber security, consulting and investments. He has prior experience in executive management and as a director of another public company.

Brian A. Hudson, Sr., CPA, CGMA, CTP Age: 62

Executive Director and Chief Executive Officer, Pennsylvania Housing Finance Agency, Harrisburg, PA, since 2003; Director, Federal Home Loan Bank of Pittsburgh.

Mr. Hudson has 15 years of experience as chief financial officer and 13 years as chief executive officer of a multi-billion dollar corporation and instrumentality of the Commonwealth of Pennsylvania. In addition to being a Certified Public Accountant (CPA) and holding a Chartered Global Management Accountant (CGMA) designation, Mr. Hudson is a Certified Treasury Professional (CTP). He is a member of the Board of Directors, and Chair of the Audit Committee, of the Federal Home Loan Bank of Pittsburgh and has more than 35 years of experience in managing a large investment portfolio and the placement of bond issues. Mr. Hudson satisfies the SEC requirements of an audit committee financial expert.

		N/A

Name: Age (as of April 1, 2017);	Principal Occupation for Past Five Years and Positions with the Company; Directorships with other Public Companies During Past Five Years	Director of the Company Since
Claude C. Lilly, III, Ph.D., CPCU, CLU Age: 70	Retired; President, Presbyterian College, Clinton, SC, 2012-2015; Dean, College of Business and Behavioral Science, Clemson University, 2007-2012; Director, Charlotte Branch of the Federal Reserve Bank of Richmond, 2007-2012.	2000

	Dr. Lilly has extensive experience with risk assessment and management, and broad knowledge of insurance operations, regulation of insurance companies and financial reporting. He has prior experience as an Assistant Deputy Insurance Commissioner for the State of Georgia. He served as an advisor to the Florida Insurance Department and the Florida House of Representatives when it rewrote the state’s insurance code, and as director of insurance research centers at Florida State University and the University of Southern California. Dr. Lilly has co-authored books on risk-based capital for the National Association of Insurance Commissioners (NAIC) and satisfies the SEC requirements of an audit committee financial expert and has been so designated by the Company’s board of directors. He also has prior experience as a director of other public companies.

George R. Lucore, CIC, CPCU, LUTCF Age: 66	Managing Director, PAFLA Properties, property management, since 2009; Executive Vice President – Field Operations of the Company, 2008-2010.	2016

	Mr. Lucore had a 36-year association with the Company during which he held several senior and executive leadership positions in addition to management roles in a number of our field offices. He has extensive knowledge of the insurance industry, including agency, marketing and distribution systems; was previously involved with the geographic expansion of the Erie Insurance Group into a number of states; and has taught courses in risk management and life and health insurance at the college level.

Thomas W. Palmer, Esq. Age: 69	Member (including past service as a managing member) of the law firm of Marshall & Melhorn, LLC, Toledo, OH, since 1972.	2006

	Mr. Palmer has significant experience with business and corporate law, business dispute resolution, corporate governance, financial reporting and family-owned enterprises. He also has prior experience as a director of another public company.

Martin P. Sheffield, CPCU Age: 66	Owner, Sheffield Consulting, LLC, Bath, PA, insurance consultants, since 2003.	2010

	Mr. Sheffield has extensive insurance industry, business and executive management experience, including having served 22 years as CEO of Co-Operative Insurance Company of Western New York, which ultimately became part of the Erie Insurance Group, as the Executive Director of Strategic Consulting for Ward Group, and as Vice President of the Property-Casualty Rating Division of A.M. Best. Mr. Sheffield also has prior experience as a director of another public company.

Richard L. Stover Age: 74	Retired; Managing Principal, Birchmere Capital, L.P., private equity fund, Pittsburgh, PA, 2000-2015.	2010

	Mr. Stover’s career has been concentrated in banking and finance. In addition to prior executive experience with financial institutions, including Mellon Bank, Bank of New England and GE Capital, he has extensive knowledge of investments, credit and corporate finance.

Name: Age (as of April 1, 2017);	Principal Occupation for Past Five Years and Positions with the Company; Directorships with other Public Companies During Past Five Years	Director of the Company Since
Elizabeth Hirt Vorsheck Age: 61	Co-Trustee of the H.O. Hirt Trusts, Erie, PA, since 2007; more than 35 years’ experience as managing principal of family business interests; private investor; and more than 15 years’ experience as principal of a family charitable foundation and other charitable initiatives.	2007

	Mrs. Vorsheck is a granddaughter of H.O. Hirt, the late founder and longtime leader of the Company, a daughter of F.W. Hirt, the late founder of Erie Family Life Insurance Company, who served the Erie Indemnity Company in many distinguished positions, culminating his lifelong career as Chairman of the Board having built and expanded the Erie Insurance Group of companies, and niece of Thomas B. Hagen and the late Susan Hirt Hagen. Mrs. Vorsheck is one of three trustees of the H.O. Hirt Trusts which control a majority of our voting stock. In addition, she individually directly controls a significant shareholding interest in the Company.

Our board of directors has determined that each of the following directors and director nominees satisfies the definition of an “independent director” as set forth in the rules promulgated by NASDAQ:

Eugene C. Connell

LuAnn Datesh

Jonathan Hirt Hagen

Thomas B. Hagen

C. Scott Hartz

Brian A. Hudson, Sr.

Claude C. Lilly, III

George R. Lucore

Thomas W. Palmer

Martin P. Sheffield

Richard L. Stover

Elizabeth Hirt Vorsheck

Required Vote. Cumulative voting rights do not exist with respect to the election of directors. A director nominee shall only be elected if the total votes cast by the voting shareholders for the election of such director nominee represents a majority of the Class B shares outstanding and entitled to vote at our annual meeting.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE CANDIDATES FOR DIRECTOR NOMINATED BY OUR NOMINATING COMMITTEE.

OUR BOARD OF DIRECTORS

Introduction

Our board of directors is currently comprised of 12 members, all of whom were elected at our 2016 annual meeting to serve for a term of one year. At our 2016 annual meeting, our voting shareholders elected 13 directors. As part of our leadership transition process, on July 31, 2016 Terrence W. Cavanaugh stepped down from his positions as chief executive officer, or “CEO,” and as a director of the Company resulting in a vacancy on our board. Vacancies on our board of directors may be filled only by persons elected by a majority of the remaining directors, or by our voting shareholders, in accordance with our bylaws. Following Mr. Cavanaugh’s transition, our board decided to not immediately fill his seat, and deferred additional consideration on filling the vacancy until our nominating committee next recommended the size of our board and composition of a slate of director nominees for election at our 2017 annual meeting. On February 16, 2017, our board of directors accepted our nominating committee’s recommendation to keep the number of directors at 13, effective at the 2017 annual meeting.

All directors hold office until their respective successors are elected and qualified, or until their earlier death, resignation or removal. There are no family relationships between any of our directors or executive officers, except for the following:

•

Thomas B. Hagen, chairman of our board of directors and chairman of our executive committee, and Jonathan Hirt Hagen, vice chairman of the board of directors and chairman of our nominating committee, are father and son, respectively; and

•	Mrs. Vorsheck, a director and chair of our Charitable Giving Committee, is a niece-in-law of Thomas B. Hagen and a first cousin of Jonathan Hirt Hagen.

During 2016, each director attended more than 75% of the number of meetings of our board of directors and the standing committees of our board of directors of which such director was a member.

Board Leadership and Executive Sessions

The chairman of our board of directors is elected annually by the remaining directors on our board. In addition to presiding at all meetings of shareholders and of our board of directors, the chairman’s duties include setting priorities, establishing agendas for meetings of the board, providing board leadership, and communicating with the CEO on matters of strategic direction. The chairman also serves ex officio as a member of all other board committees of which he is not a designated member.

Our board of directors may, but is not required to, annually elect one of its members to be vice chairman of the board, and may remove or replace such person at any time and for any reason. The vice chairman of the board performs the duties (including ex officio membership on committees) of the chairman of the board when the chairman of the board is absent or unable to act or during such time as no individual is serving as chairman of the board. The vice chairman of the board also performs such other duties as from time to time may be assigned by the board of directors.

Since our incorporation in 1925, we have traditionally separated the positions of chairman of the board and CEO of the Company. Although our board of directors has no specific policy regarding separation of these offices and our bylaws permit the chairman to serve as CEO, our board has determined that separating these positions is currently in the best interests of the Company and our shareholders. Given the length of time and different capacities in which our current chairman has served the Company, including as a prior president and CEO, his status as an independent director under NASDAQ rules, and the relatively recent appointment of our current CEO, our board believes that separating these positions is an important component of our management succession plan, and allows our chairman to lead the board in its independent oversight of management and our CEO to focus on the day-to-day issues affecting our business.

A majority of the directors on our board meet the definition of an “independent director” under NASDAQ rules. Our independent directors meet in executive session without management directors or management present. These sessions generally take place prior to or following regularly scheduled board meetings. The directors met in such sessions five times during 2016.

Risk Oversight

Our board of directors oversees our risk management process. This oversight is primarily accomplished through the board’s committees and management’s reporting processes. We do not have a formal risk committee; however, our audit committee focuses on risk related to accounting, internal controls and financial and tax reporting. The audit committee also assesses economic and business risks and monitors compliance with ethical standards. Our board of directors annually appoints one member of the audit committee to serve as an Enterprise Risk Management (or “ERM”) Liaison. The ERM Liaison assists the audit committee with its review and consideration of ERM issues across all board committees.

Our nominating committee identifies and oversees risks associated with director independence, related person transactions and the implementation of corporate governance policies. Risks associated with our investment portfolio and the portfolios of the companies we manage are identified and assessed by our Investment Committee.

Our Executive Compensation and Development Committee, or “compensation committee,” identifies and oversees risks associated with our executive compensation policies and practices. We periodically conduct a comprehensive compensation risk assessment. The assessment includes a review of all executive and non-executive incentive plans. We evaluate the risks associated with each of our compensation plans and the effectiveness of certain risk-mitigating factors, including the following:

Plan Governance. All of our incentive plans have written plan documents. Depending on the plan, amendments require the approval of either the compensation committee or our Human Resources Division.

Performance Metrics and Goals. Performance metrics are generally a blend of corporate and individual goals. Corporate performance goals are the same for both our executive incentive plans and our non-executive incentive plans. For incentive plans subject to Section 162(m) of the Internal Revenue Code of 1986, or the “Code,” performance goals are established within the first 90 days of the performance period and may not be changed. For plans not subject to Section 162(m), performance goals can only be modified during the performance period in accordance with certain defined processes and controls.

Negative Discretion. For plans subject to Section 162(m) of the Code, discretion may only be applied to reduce the amount of a payout and may not be applied to increase the amount of a payout.

Pay Mix. The emphasis on variable pay and variable pay opportunities increases in the higher job levels of the organization.

Recoupment of Bonuses. Each incentive plan is subject to a recoupment policy or provisions.

Maximum Payout Limit. Each plan contains a maximum payout limit.

Based on the results of these periodic assessments, we conclude that our compensation programs do not create undue material risk to the Company. There have been no material changes to our incentive plans or the above risk-mitigating factors since our last assessment and we have not identified any new risks that would change this conclusion.

Committees of Our Board

Our board of directors met nine times in 2016. The standing committees of our board of directors are our executive committee, audit committee, compensation committee, nominating committee, charitable giving committee, investment committee, strategy committee and exchange relationship committee.

Our executive committee, which did not meet during 2016, has the authority, subject to certain limitations, to exercise the power of our board of directors between regular meetings.

Our audit committee met nine times in 2016. Consistent with Section 1405(c)(4) of the Holding Companies Act and the Sarbanes-Oxley Act of 2002, or “Sarbanes-Oxley,” our audit committee has responsibility for the selection of independent registered public accountants, reviewing the scope and results of their audit and reviewing our financial condition and the adequacy of our accounting, financial, internal and operating controls. Our audit committee operates pursuant to a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com.

Our compensation committee met 18 times in 2016. Consistent with Section 1405(c)(4.1) of the Holding Companies Act and our bylaws, our compensation committee has responsibility for recommending to our board of directors, at least annually, the competitiveness and appropriateness of the salaries, short- and long-term incentive plan awards, terms of employment, non-qualified retirement plans, severance benefits and perquisites of our CEO, executive vice presidents and such other named executives as required by rules of the SEC or NASDAQ listing standards, and such other responsibilities as our board of directors may designate. See

Executive Compensation — Compensation Committee Interlocks and Insider Participation. Our compensation committee operates pursuant to a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com.

Our nominating committee met 16 times in 2016. Consistent with Section 1405(c)(4.1) of the Holding Companies Act and our bylaws, our nominating committee has responsibility for identification of individuals believed to be qualified to become members of our board of directors and to recommend to our board of directors nominees to stand for election as directors; identification of directors qualified to fill vacancies on any committee of our board; and evaluation of the procedures and process by which each committee of our board of directors undertakes to self-evaluate such committee’s performance. Our nominating committee operates pursuant to a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com.

Board Committee Composition

Members and chairs of the standing committees of our board of directors are identified in the table below.

Name	Audit	Compensation	Nominating	Executive	Investment	Strategy	Charitable Giving	Exchange Relationship(1)
J. Ralph Borneman, Jr.						Chair	X	X
LuAnn Datesh	X
Jonathan Hirt Hagen		X	Chair	X		X		X
Thomas B. Hagen(2)				Chair
C. Scott Hartz				X	X	X
Claude C. Lilly, III	Chair				X	X		X
George R. Lucore						X	X
Thomas W. Palmer	X	Chair	X			X
Martin P. Sheffield(3)	X			X		X		X
Richard L. Stover	X				Chair
Elizabeth Hirt Vorsheck			X	X		X	Chair	X
Robert C. Wilburn		X			X		X

(1)	Because our exchange relationship committee did not meet during 2016, our board deferred consideration on the appointment of a new committee chair until our nominating committee next recommended the committee composition and chair appointments following our 2017 annual meeting.

(2)	As chairman of the board of directors, Mr. Hagen serves ex officio as a non-voting member of our Audit and Compensation Committees and a voting member of all other committees.

(3)	Mr. Sheffield currently serves as the Audit Committee ERM Liaison.

Director Education

We encourage our directors to further their knowledge and advance their skills as directors of a public company. To that end, we offer a director education program which provides each director with access to various resources to assist him or her with enhancing those skills necessary to be an effective director. See Director Compensation — Director Education Program.

DIRECTOR — SHAREHOLDER COMMUNICATIONS

Our shareholders may communicate with our board of directors through our corporate secretary. Shareholders who wish to express any concerns to any of our directors may do so by sending a description of those concerns in writing addressed to a particular director, or in the alternative, to “Non-management Directors” as a group, care of our corporate secretary at our headquarters, 100 Erie Insurance Place, Erie, Pennsylvania 16530. All such communications that are received by our corporate secretary will be promptly forwarded to the addressee or addressees set forth in the communication.

Recognizing that director attendance at our annual meeting provides our shareholders with an opportunity to communicate with directors about issues affecting us, we actively encourage our directors to attend our annual meeting. In 2016, all of our current directors attended our annual meeting.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and programs and the decisions the compensation committee of the board of directors has made under those programs. SEC regulations require disclosure of information about the compensation of our named executive officers, or “NEOs.” This includes our CEO, our chief financial officer, or “CFO,” the next three most highly compensated officers of the Company and one additional individual who would have been among our three most highly-compensated officers, except that he was not serving as an executive officer at the end of 2016. The following discussion focuses on the compensation of our NEOs for 2016, identified in the table below.

2016 Named Executive Officers

Principal executive officers	Terrence W. Cavanaugh Former President and Chief Executive Officer Timothy G. NeCastro Chief Executive Officer
Principal financial officer	Gregory J. Gutting Executive Vice President and Chief Financial Officer
Next three most highly compensated officers	Robert C. Ingram, III Executive Vice President and Chief Information Officer
Sean J. McLaughlin Executive Vice President and General Counsel
Bradley G. Postema Senior Vice President and Chief Investment Officer
Additional executive officer	John F. Kearns Former Executive Vice President, Sales and Marketing

The Summary Compensation Table and supplemental tables thereunder report compensation calculated for our NEOs in accordance with the rules and regulations of the SEC.

On July 28, 2016, the company entered into a Retirement Agreement with Mr. Cavanaugh who was our President and Chief Executive Officer. In accordance with the terms of the agreement, Mr. Cavanaugh stepped down from his position as CEO on July 31, 2016 and retired as President of the Company on December 31, 2016. Mr. NeCastro was appointed CEO effective August 1, 2016 and as President and CEO effective January 1, 2017.

Mr. Gutting was appointed Executive Vice President and Chief Financial Officer of the Company effective August 1, 2016. He had been serving as Interim Executive Vice President and Chief Financial Officer since October 2015.

Mr. Kearns resigned effective July 1, 2016, but would have met the requirements of an NEO had he served as an executive officer at the end of fiscal year 2016.

Executive Summary

Our executive compensation program is developed and monitored by our compensation committee. The committee establishes the compensation philosophy and policies for our executive officers, including our CEO and executive vice presidents. In performing this function, the committee is responsible for establishing principles that guide the design of compensation programs for all executives. The committee reviews annual performance results for each executive and establishes individual compensation levels.

We provide a mix of fixed and variable compensation that is intended to motivate our executives to execute on short- and long-term objectives that build sustainable long-term value for our enterprise. Base salary is established after consideration of external competitiveness and the level of experience of each executive. Variable compensation is based on a pay-for-performance philosophy. The outcome of current year performance is recognized by our Annual Incentive Plan, or “AIP,” and longer-term performance is measured over a three-year period and rewarded by our Long Term Incentive Plan or “LTIP.”

Our AIP utilizes goals that are based on operational results, or “company performance goals,” and individual accomplishments, or “individual performance goals.” For our 2016 AIP, the company performance goals, weighted equally at 50% each, were (1) the Property and Casualty Group’s growth in direct written premium, or “DWP,” and (2) statutory combined ratio. For 2016, our results were as follows:

AIP Corporate Measure	2016 Year End Result	2016 Target	Payout (as a % of Target)
Direct Written Premium	6.2%	6.6%	80%
Statutory Combined Ratio	96.5%	101.0%	200%
OVERALL CORPORATE PERFORMANCE(1) = 140%

(1)	Corporate measures are each weighted 50%

The performance goals for our LTIP are DWP growth, statutory combined ratio and return on invested assets. The plan is designed to reward participants based upon performance relative to an established peer group (see Long-Term Incentive Plan below for the composition of the peer group). Performance below that of the peer group results in payouts below target; performance equal to that of the peer group results in payouts at target; and performance better that the peer group results in payouts in excess of target. To achieve a maximum payout, our three-year DWP growth must exceed the peer group results by 450 basis points; statutory combined ratio must exceed the peer group results by 600 basis points; and our return on invested assets must exceed the peer group results by 262.5 basis points.

To date, we have information on 11 of the 12 measurement quarters for the 2014-2016 performance period and we expect performance relative to our peer group to be slightly under that of the 2013-2015 performance period, as illustrated below.

LTIP Measure	Performance Period	ERIE Result	Peer Group Result	Basis Points Difference	Under/Over Performance
Direct Written Premium	2013-2015	8.50%	4.09%	441	Over
	2014-2016 (projected)	7.36%	4.01%	335	Over
Statutory Combined Ratio	2013-2015	98.26%	98.28%	-2.0	Over
	2014-2016 (projected)	97.89%	99.95%	-206.20	Over
Return On Invested Assets	2013-2015	5.49%	4.57%	92	Over
	2014-2016 (projected)	4.17%	4.55%	-37.90	Under

Our direct written premium growth continues to outperform our peers, though not as much as the 2013-2015 performance period. Our combined ratio is projected to be better than the peer group for the 2014-2016 LTIP performance period, compared to the prior performance period. Our return on invested assets is expected to be lower than the peer group. Based on these projected results, we expect the payments to our NEOs under the LTIP to be less than the prior year.

Additional information regarding our financial results for the year ended December 31, 2016, is provided in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K filed with the SEC on February 23, 2017.

2016 Executive Leadership Changes

The Company appointed Mr. NeCastro Chief Executive Officer of the Company effective August 1, 2016. Mr. NeCastro had served as President and Chief Executive Officer-Designate since June 1, 2016. Prior to that appointment, Mr. NeCastro served as Senior Vice President and Regional Officer. As such, his 2016 compensation reflects time spent in these different roles throughout the year.

Mr. NeCastro’s CEO compensation arrangement includes: (i) an annual base salary of $670,000; (ii) a target AIP award equal to 45% of base salary; (iii) a target CEO annual incentive award for the 2016 performance period equal to 25% of base salary, prorated for the amount of time Mr. NeCastro served as CEO during such performance period; (iv) a target LTIP award equal to 50% of base salary; and (v) a target CEO long-term incentive award for the 2016-2018 performance period equal to 50% of base salary, prorated for the amount of time Mr. NeCastro will serve as CEO during such performance period. Mr. NeCastro also received a $200,000 transition bonus relating to his service in the President and Chief Executive Officer-Designate and CEO roles.

Mr. Gutting was appointed Executive Vice President and Chief Financial Officer of the Company effective August 1, 2016. Mr. Gutting had previously served as Interim Executive Vice President and Chief Financial Officer since October 2015. His 2016 compensation reflects time spent in each role during the year.

Mr. Gutting’s compensation arrangement includes: (i) an annual base salary of $425,000; (ii) a target AIP award equal to 40% of base salary; (iii) a target EVP annual incentive award for the 2016 performance period equal to 20% of base salary, prorated for the amount of time Mr. Gutting served as Executive Vice President and Chief Financial Officer during such performance period; (iv) a target LTIP award equal to 40% of base salary; and (v) a target EVP long-term incentive award for the 2016-2018 performance period equal to 50% of base salary, prorated for the amount of time Mr. Gutting will serve as Executive Vice President and Chief Financial Officer during such performance period.

Say-on-Pay Advisory Vote Results

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or “Dodd-Frank Act,” gives our Class B voting shareholders the right to approve, on a non-binding advisory basis, the compensation paid to our NEOs as disclosed in our information statement. At our 2014 Annual Meeting of Shareholders, our voting shareholders unanimously approved the compensation of the Company’s NEOs. After considering the results of the vote, our compensation committee determined that no material changes to our compensation programs were necessary.

Companies subject to these so-called “say-on-pay” rules are also required to hold a vote at least once every six calendar years to determine the frequency of the say-on-pay vote – annually, biannually or triennially. In 2011 our Class B voting shareholders selected, on a non-binding advisory basis, “every three years” as the preferred frequency for having the opportunity to vote on the compensation of our NEOs.

Accordingly, our next advisory votes on executive compensation and frequency of the vote on executive compensation will be held at our 2017 Annual Meeting. See Proposal 2 – Approval, on an Advisory Basis, of the Compensation of our Named Executive Officers and Proposal 3 – Selection, on an Advisory Basis, of the Frequency of the Shareholder Vote on the Compensation of our Named Executive Officers.

Risk Management in Executive Compensation Plan Design

We have a formal enterprise risk management program that reports up through our CFO. The purpose of this program is to promote risk-intelligent decision making and, in turn, increase the likelihood of achieving our operational objectives. Our board of directors is regularly advised of potential organizational risks as well as policies and actions taken to mitigate those risks.

The compensation committee evaluates the risks associated with the annual and long-term incentive compensation programs for our executive and senior leaders. This evaluation, conducted annually, is intended to minimize the risk that such programs will promote behavior that would negatively impact the value of the Company or the Exchange. The committee ensures that performance measures used in these programs align with our overall business strategy. Other tools used to manage executive compensation risk and promote effective governance include:

Recoupment of Bonuses	Our policy on recoupment of officer bonuses allows us to recover bonuses paid under our AIP and LTIP under certain circumstances. See Policy on Recoupment of Officer Bonuses.
Committee Discretion	Our compensation committee has the discretion to reduce awards to any individual participant in the incentive plans.
Peer Group Comparison	The committee compares our property and casualty insurance results to a peer group of companies in our LTIP. The committee closely monitors our results against those of our peers during each three-year performance period to determine whether we are performing above or below the industry and the impact on plan performance.(1)
AIP Funding Qualifier	Overall Company financial results are considered before making payments to individuals to ensure payouts are not made if overall performance is poor.
Multiple Performance Measures	Both the annual and long-term incentive plans use multiple goals, thereby diversifying the risk associated with any single measure of performance.
Maximum Payout Opportunity	We limit the amounts that may be earned under any award of performance-based compensation.
Policy for Minimum Stock Ownership Levels	We believe that requiring executives to hold shares of our stock for an extended period of time discourages them from taking risks for short-term or immediate gain. See Policy for Minimum Stock Ownership Levels.

(1)	We use two peer groups in our executive compensation program. The LTIP peer group, against which our long term performance is measured, represents a significant share of the industry’s property and casualty premium and our compensation committee believes that this group is also representative of our competition. Our executive compensation benchmarking peer group is composed of companies we consider to be competitors for policyholders and employees, and similar to us in terms of lines of business, net premiums written and/or asset size.

Executive Compensation Philosophy and Structure

The goal of our executive compensation program is to attract, motivate, retain and reward executives in a fiscally responsible manner that balances the interests of our shareholders with the policyholders of the Exchange. To achieve this objective, we design executive compensation programs that encourage our executives to strive for performance that is better than the industry average. We provide a mix of fixed and variable compensation that is intended to motivate our executives to execute on short- and long-term objectives that build sustainable long-term value. We achieve these objectives by providing the following elements of executive compensation:

Base Salary	A base salary that represents a fixed level of cash compensation for the executive’s competencies and the performance they achieve in their role. Base salaries are linked to other compensation elements, including target award opportunities in our short- and long-term incentive plans.
AIP	A performance-based annual incentive program that provides each executive an opportunity to earn a cash award based on the achievement of pre-determined goals or other performance objectives during a one-year period.
LTIP	A long-term incentive program that provides an opportunity for each executive to earn an award based on the achievement of performance objectives, as measured against a pre-defined peer group, that create long-term value for our shareholders and the policyholders of the Exchange.
Benefits	Benefits that include an unfunded, non-qualified supplemental retirement plan, or “SERP,” that enables eligible participants to earn benefits in excess of those that can be earned under our tax-qualified defined benefit pension plan, or “pension plan,” and an unfunded, non-qualified deferred compensation arrangement, or “deferred compensation plan,” that enables eligible participants to defer receipt of a portion of their compensation to a later date. We also offer matching contributions in our 401(k) plan. We match 100% of the first 3% of pay contributed by the employee, and then 50% of the next 2% of employee contributions.

Executive Compensation Principles

Our executive compensation program includes industry best practices.

What We Do

Pay for Performance. A significant percentage of total target direct compensation is determined by the results of certain performance measures.
Link Performance Measures and Strategic Objectives. Performance measures in our incentive compensation plans are linked to operating priorities.
Independent Compensation Consultant. The committee utilizes an independent consultant to review the executive compensation programs and practices.
Targeted Pay at the 50th Percentile of Peers. We strive for target total direct compensation to be at the 50th percentile of our peer group.
Benchmark to Peers with Similar Lines of Business, Net Premiums Written and/or Asset Size. We benchmark our executive compensation program and review the composition of the peer group annually.
Maximum Payout Opportunity. We limit the amounts that may be earned under any award of performance-based compensation for our executives.
Policy for Minimum Stock Ownership Levels. We believe that requiring executives to hold shares of our stock for an extended period of time discourages them from taking risks for short-term or immediate gain.
Clawback of Certain Compensation. Certain awards made to executives are subject to recoupment by the Company in specified circumstances.

What We Don’t Do

No Accelerated Vesting of Performance Shares. Performance shares under long-term incentives do not provide for accelerated vesting in the event of a termination of employment.
No Excessive Perquisites. Our executives receive minimal perquisites and do not receive tax gross-ups, with the exception of guest travel.

Relationship Between Pay and Performance

Our variable pay compensation is tied to (1) each executive’s individual performance and (2) the performance of the Company and the Exchange, thereby supporting our performance-based compensation philosophy. Because our executives have a greater ability to influence our performance and financial results through their decisions, the percentage of their total compensation comprised of variable pay increases with level of responsibility.

Variable compensation opportunities (long- and short-term incentive target awards) comprised approximately 73 percent of our former President’s total target annual compensation in 2016, 46 percent of which was in the form of long-term equity awards tied to corporate performance. Variable compensation opportunities (long- and short-term incentive target awards) comprised approximately 63 percent of our CEO’s total target annual compensation in 2016, 37 percent of which was in the form of long-term equity awards tied to corporate performance. Variable compensation opportunities comprised approximately 59 percent of our other NEOs total target annual compensation in 2016, 34 percent of which was in the form of long-term equity awards. We believe that tying a meaningful portion of our NEOs’ target earnings opportunity to variable compensation, while providing competitive levels of base salary, strikes an appropriate balance between achievement of operational goals and the pay earned by our executives.

Setting Executive Compensation

Our compensation committee determines the compensation philosophy and policies for our executive officers, including our CEO and executive vice presidents. The committee is responsible for establishing principles that guide the design of compensation programs for all executives. In doing so, it reviews the performance of each executive and establishes individual compensation levels. The committee considers the nature and extent of each executive’s skills, scope of responsibilities, performance and effectiveness in supporting our long-term goals. The committee engaged Aon Hewitt, an independent consultant, to assist it with the development and setting of executive compensation for 2016. In preparing the 2016 benchmark and survey data, Aon Hewitt utilized the following best practice methodologies:

Benchmark Positions	Competitive compensation levels for our executives were determined by matching each position to survey benchmark positions found in the market.
Third-Party Compensation Data	Compensation data was obtained from published insurance industry and general industry sources and from third party consulting firms, including Mercer Consulting, Towers Watson and Aon Hewitt. Our existing compensation levels were analyzed and compared at the 50th percentile on a size-adjusted basis for similar positions.
Peer Group	Compensation data was obtained for a peer group of property and casualty companies. We consider these insurance companies to be our competitors for policyholders, and in some cases employees, and similar to us in terms of lines of business, net premiums written and/or asset size.

The peer group used in our 2016 base salary analysis was the same peer group used in 2015, except for the addition of The Cincinnati Insurance Company.

2016 Executive Compensation Benchmarking Peer Group

American Family Insurance Group

Amica Mutual Insurance Company

Auto Club Group

The Cincinnati Insurance Company

CSAA (formerly known as AAA Northern CA, Nevada and Utah)

COUNTRY Financial

Farmers Insurance Group

The Hanover Insurance Group Property and Casualty Companies Nationwide Insurance Sentry Insurance Group State Auto Insurance Companies State Farm Group USAA Group

In 2016, we paid Aon Hewitt $55,838 for consulting services and $10,400 for compensation survey participation. We paid McLagan Partners, Inc., a division of Aon Hewitt, $9,500 for compensation survey participation and consulting fees. In addition, we paid Ward Group, also a division of Aon Hewitt, $35,000 for survey participation. The committee has reviewed these services and determined that they do not impair the independence of Aon Hewitt.

Principal Components of Executive Compensation

Base Salary

The committee set the 2016 base salaries of the NEOs, effective March 1, 2016. The adjustments were based on performance and/or market comparables.

	2016 Annual Base Salary	2015 Annual Base Salary
Terrence W. Cavanaugh	$990,000	$990,000
Timothy G. NeCastro(1)	$670,000	N/A
Gregory J. Gutting(2)	$425,000	$395,000
Robert C. Ingram, III	$460,000	$440,000
Sean J. McLaughlin	$430,000	N/A
Bradley G. Postema	$420,442	N/A
John F. Kearns	$450,000	$435,000

(1)	Mr. NeCastro was appointed President and CEO Designate on June 1, 2016. The committee adjusted his base salary to $500,000 to account for the increase in responsibility. On August 1, 2016, he was promoted to Chief Executive Officer and the committee adjusted his base salary to $670,000.

(2)	Mr. Gutting was appointed Executive Vice President and Chief Financial Officer effective August 1, 2016. In determining the base salary for Mr. Gutting, the committee considered a level salary that was commensurate with his previous experience and our public reporting responsibilities.

AIP

The 2016 AIP payouts for our NEOs were based on the attainment of company and individual performance goals established at the beginning of 2016. Our compensation committee believes that this is an appropriate balance of corporate and individual performance goals which results in increased differentiation of rewards and improved line of sight among participants. The weighting between corporate and individual performance goals is based on an NEO’s role within the organization. Performance measures and their weightings for the 2016 AIP appear in the table below.

2016 AIP Performance Measures and Weighting

	Company Performance Measures		Individual/Divisional Performance Measure Weighting
	% Increase in Direct Written Premiums	Statutory Combined Ratio
Terrence W. Cavanaugh	40%	40%	20%
Timothy G. NeCastro(1)	20%	20%	60%
Timothy G. NeCastro(2)	40%	40%	20%
Gregory J. Gutting(1)	30%	30%	40%
Gregory J. Gutting(2)	40%	40%	20%
Robert C. Ingram, III	40%	40%	20%
Sean J. McLaughlin	40%	40%	20%
Bradley G. Postema	30%	30%	40%
John F. Kearns	40%	40%	20%

(1)	2016 AIP award granted February 17, 2016.

(2)	Additional annual incentive awards (outside of the AIP) granted August 1, 2016 to Messrs. NeCastro and Gutting upon appointment to their Chief Executive Officer and Executive Vice President positions, respectively.

Once the target percentages were determined, our compensation committee, with support from our board of directors, established AIP performance measures intended to drive strong organizational performance. Each year our board of directors and management review our historical results, operating goals and industry estimates to identify those areas where performance-based incentives would have the greatest impact on helping us achieve our strategic objectives in the following year.

The compensation committee then established a minimum, or ‘threshold,’ a target and a maximum level of achievement for each performance measure. The maximum was intended to incent participants to achieve a maximum performance payout. Results between the threshold and target provided a partial payout when a portion of the goal was achieved. The company performance goals for the NEOs are shown in the table below.

2016 AIP Company Performance Goals

	Actual Result	Threshold	Target	Maximum
% increase in Direct Written Premium(1)	6.2%	4.6%	6.6%	9.6%
Statutory Combined Ratio(2)	96.5%	103.0%	101.0%	98.0%

(1)	The year-over-year percentage increase in the Property and Casualty Group’s direct written premium.

(2)	The statutory combined ratio of the Property and Casualty Group measures the underwriting profitability of our property and casualty insurance business without consideration of investment earnings or federal income taxes.

The committee believes these company performance goals promote growth (measured by an increase in DWP), while maintaining a strong underwriting discipline (evidenced by a favorable statutory combined ratio).

2016 AIP Individual Performance Goals

Each NEO was assigned individual goals that are related to their scope of responsibility and aligned with our overall strategic priorities. These goals account for 20% of an NEO’s AIP award and may be qualitative or quantitative in nature. For Messrs. Gutting and Postema, their 2016 AIP awards also include a 20% component tied to divisional goals. Mr. NeCastro’s 2016 AIP award included a 40% component tied to divisional goals. Although we believe that disclosure of these goals could cause competitive harm, our compensation committee has determined that achievement of these individual goals would require substantial and sustained performance by the NEOs.

2016 AIP Target and Awards

The 2016 target and level of achievement relative to target for AIP awards earned appear in the table below. When appointed to their current positions, Messrs. NeCastro and Gutting were awarded CEO and EVP awards, respectively, outside the AIP. The targets for those awards are identified below. AIP bonuses were paid on March 15, 2017, as disclosed in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

	AIP Target as a % of Base Salary	Achievement Relative to Threshold, Target or Maximum
Terrence W. Cavanaugh	100%	Above Target
Timothy G. NeCastro(1)	45%	Above Target
Timothy G. NeCastro(2)	25%	Above Target
Gregory J. Gutting(1)	40%	Above Target
Gregory J. Gutting(2)	20%	Above Target
Robert C. Ingram, III	60%	Above Target
Sean J. McLaughlin	60%	Above Target
Bradley G. Postema	60%	Above Target
John F. Kearns	60%	Above Target

(1)	2016 AIP award granted on February 17, 2016. These awards were granted to Messrs. NeCastro and Gutting while in their former senior vice president roles.

(2)	Additional annual incentive awards (outside of the AIP) granted August 1, 2016 to Messrs. NeCastro and Gutting upon appointment to their Chief Executive Officer and Executive Vice President positions, respectively.

We continued to use a funding qualifier for the 2016 AIP. The compensation committee determined that it would be appropriate to first consider our overall financial results before making payments to individuals based on achievement of the specific performance goals set forth above. The funding qualifier is based on our net operating income, or “NOI.” NOI is Erie Indemnity Company’s net income excluding: (i) realized capital gains and losses; (ii) impairment losses; (iii) related federal income taxes; (iv) losses from discontinued operations; (v) debt prepayment penalties; (vi) extraordinary gains or losses; (vii) the cumulative effect of accounting changes or the effect of material changes in tax laws; (viii) acquisitions or divestitures; (ix) unusual or nonrecurring items; (x) asset write downs; (xi) litigation, claims, judgments, or settlements not related to core operations; (xii) expenses for reorganization or restructuring initiatives; (xiii) currency fluctuations; and (xiv) reserve strengthening or financing activities. Use of NOI as the measure for the funding qualifier ensures alignment between our shareholders and NEOs.

The funding qualifier under our 2016 AIP was 75% of the Company’s forecasted NOI for 2016. In order for a payout to occur, 2016 NOI had to exceed $135.6 million. Our 2016 NOI totaled $210.2 million, thereby satisfying this requirement.

LTIP

The purpose of our LTIP is to enhance our growth and profitability, and that of the Exchange, by providing longer term rewards to executives who are capable of having a significant impact on performance. We accomplish this by providing eligible executives with incentives based on attainment of certain performance goals over three-year performance periods; performance is measured and compared to an industry peer group selected by the compensation committee.

Change in Mode of Payment

Our compensation committee approved an amendment to the LTIP plan document providing for a change in the mode of payment under the LTIP from grants of shares of Class A common stock to grants of phantom stock with a cash payout beginning with the 2015-2017 performance period. The committee’s decision to change from stock to cash was in response to the difficulty experienced by management in obtaining enough shares in the open market to fund the LTIP payouts. Lower trading volume, SEC limits and increased LTIP payouts have made the acquisition of shares more challenging.

The amendment to the LTIP plan document also allowed participants with outstanding stock awards under the LTIP to convert the form of payment of those awards from stock to cash. For those participants who choose to receive cash, the value of their awards will be calculated using the average stock price for the last twenty days of the performance period.

Peer Group Composition

For the 2016-2018 performance period under our LTIP, the peer group is comprised of the companies listed in the table below.

Allstate Insurance Group	Grange Mutual Casualty Pool
American Family Insurance Group	Liberty Mutual Insurance Companies
Auto Owners Insurance Group	Nationwide Insurance
Cincinnati Insurance Companies	State Auto Insurance Companies
COUNTRY Financial	State Farm Group
Farmers Insurance Group	Travelers Group
Government Employees Insurance Group (GEICO)	USAA Group

The compensation committee believes this peer group is representative of our competition as it comprises a large share of the industry’s property and casualty insurance premiums. The peer group is composed of the same companies that were used for the 2015-2017 LTIP performance period.

LTIP Targets

The tables below show: (i) LTIP targets expressed as a percentage of base salary; and (ii) the performance measures selected to promote long-term sustainability and competitive positioning and their respective weightings for the 2016-2018 performance period. When appointed to their current positions, Messrs. NeCastro and Gutting were awarded CEO and EVP awards, respectively, outside the LTIP. The targets for those awards are identified below.

LTIP Target as a % of Base Salary
Terrence W. Cavanaugh	165%
Timothy G. NeCastro(1)	50%
Timothy G. NeCastro(2)	50%
Gregory J. Gutting(1)	40%
Gregory J. Gutting(2)	50%
Robert C. Ingram, III(1)	90%
Sean J. McLaughlin	90%
Bradley G. Postema	60%
John F. Kearns	90%

(1)	2016 LTIP award granted on February 17, 2016. These awards were granted to Messrs. NeCastro and Gutting while in their former senior vice president roles.

(2)	Additional long-term incentive awards (outside of the LTIP) granted August 1, 2016 to Messrs. NeCastro and Gutting upon appointment to their Chief Executive Officer and Executive Vice President positions, respectively.

The target number of shares for each participant was calculated by dividing the target equity incentive plan award by $93.06, the average closing share price of our Class A common stock for the first 20 business days of the performance period. Opportunities under the LTIP range from 0% to 250% of target.

LTIP Performance Measures & Weightings

	% Increase in Direct Written Premiums	Statutory Combined Ratio	Return on Invested Assets
Terrence W. Cavanaugh	40%	40%	20%
Timothy G. NeCastro(1)	45%	45%	10%
Timothy G. NeCastro(2)	40%	40%	20%
Gregory J. Gutting(1)	45%	45%	10%
Gregory J. Gutting(2)	40%	40%	20%
Robert C. Ingram, III	40%	40%	20%
Sean J. McLaughlin	40%	40%	20%
Bradley G. Postema	20%	20%	60%
John F. Kearns	40%	40%	20%

(1)	2016 LTIP award granted on February 17, 2016. These awards were granted to Messrs. NeCastro and Gutting while serving in their senior vice president roles.

(2)	Additional long-term incentive awards (outside of the LTIP) granted August 1, 2016 to Messrs. NeCastro and Gutting upon appointment to their Chief Executive Officer and Executive Vice President positions, respectively.

Given the nature of our business, underwriting profitability and return on investments are important to long-term financial strength. The Property and Casualty Group’s direct written premium growth is also important to our financial results as it is the primary driver of the management fee revenue we earn from the Exchange.

The 2014-2016 performance period is closed. The payout, after approval by our compensation committee, will be made later in 2016 since computations require peer group data that is not yet available. To date, for this performance period, we have information on eleven of the twelve measurement quarters and expect the payout to be approximately 161% of target.

Policy on Recoupment of Officer Bonuses

Our Policy on Recoupment of Officer Bonuses applies to awards paid under our AIP and LTIP. To the extent permitted by law, our policy requires the reimbursement of all or a portion of any performance-based annual or long-term bonus paid to any officer after June 30, 2009 where (a) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, and (b) a lower payment would have been made to the officer based upon the restated financial results. In each such instance the Company will, to the extent practicable, seek to recover the amount by which the officer’s bonus for the relevant period exceeded the lower payment that would have been made based on the restated financial results. We will not seek to recover bonuses paid more than two years prior to the date on which our board of directors was made aware of the need to restate our financial statements. We will continue to monitor regulatory requirements and adjust our policy as necessary.

The policy also states that, to the extent permitted by law, officers are required to reimburse us for any performance-based annual or long-term bonus we paid to such officer after June 30, 2009 where the officer’s employment with the Company has been terminated for cause either prior to the payment of the bonus or within six months thereafter.

Policy for Minimum Stock Ownership Levels

Our Policy for Minimum Stock Ownership Levels is designed to promote greater alignment with the interests of our shareholders through ownership of Company stock and achieve a stronger correlation to market-prevalent stock ownership practices of public companies. Under these guidelines, our executive and senior officers are expected, over time, to acquire and hold Erie Indemnity Company stock equal to a specific multiple of base salary. Owned shares, shares held in our 401(k) savings plan, and shares issued under the LTIP are counted toward satisfying the ownership guidelines. Officers subject to the Policy have five years to reach their minimum ownership level.

Required stock ownership levels effective January 1, 2016 are as follows:

Chief Executive Officer	5x base salary
Executive Vice President	3x base salary
Senior Vice President	1x base salary

The following table shows the share ownership of our NEOs at the end of 2016:

	Target Ownership Level	Target Number of Shares (#)(1)	Number of Shares Owned (#)
Terrence W. Cavanaugh(2)	5x base salary	N/A	N/A
Timothy G. NeCastro	5x base salary	29,791	11,214
Gregory J. Gutting	3x base salary	10,538	2,439
Robert C. Ingram, III	3x base salary	11,739	8,100
Sean J. McLaughlin	3x base salary	10,938	0
Bradley G. Postema	1x base salary	3,739	3,614
John F. Kearns(2)	3x base salary	N/A	N/A

(1)	Based on a per share price of $112.45 which was the closing price on December 30, 2016. Amounts shown in the “Number of Shares Owned” column are as of December 30, 2016.

(2)	Messrs. Cavanaugh and Kearns were not employees of the Company after December 31, 2016 and, therefore, are not subject to the stock ownership requirements.

Tax Implications of Executive Compensation

Section 162(m) of the Code places a limit of $1.0 million on the amount of compensation that we may deduct in any one year with respect to each of our five most highly paid executive officers, subject to an exception for performance-based compensation that meets certain requirements. Our AIP and LTIP awards are performance-based and have been approved by our shareholders. As such, payments made under these plans are not included in the $1.0 million limit on deductible compensation. All of our compensation and individual incentive awards are subject to federal income, FICA and other tax withholdings as required by applicable law.

All compensation paid in 2016 to our NEOs is deductible under Section 162(m) of the Code. Our compensation committee strives to provide compensation opportunities to our executives in as tax-efficient a manner as possible; however, it recognizes that from time to time it may be in the best interests of our shareholders to provide compensation that is not tax deductible.

Additional Benefits

We believe retirement benefits are an important part of a competitive reward opportunity that enables us to attract and retain talented leaders. We also offer our executives a limited number of perquisites.

Pension Plan	• Provided to all eligible employees since 1946
SERP(1)	• Provided to executive officers and senior vice presidents of the Company • Encourages retention and long-service careers
Deferred Compensation Plan	• Provided to select group of management and highly compensated employees • Unfunded, nonqualified deferred compensation

Perquisites

•      In addition to broad-based benefits offered generally to all of our full-time employees, executives are offered:

•      Business club memberships

•      Airline memberships, as needed

•      Comprehensive financial counseling

•      Officer physicals

•      Accident benefits

•      Guest travel

•      Tax gross-ups for guest travel

(1)	We provide a SERP to our NEOs in response to those provisions of the Code that limit the maximum annual pension award that can be paid to any eligible employee. As illustrated in the Pension Benefits table, an older NEO can produce a significantly higher present value compared to a younger, more highly paid NEO. This result occurs primarily because the nearer an NEO is to normal retirement age, the shorter the discount period used in calculating the present value of the benefits. In addition, amounts in the Pension Benefits table may increase or decrease from year to year. This is the result of discount rates used in the calculations. See Executive Compensation — Pension Plan.

Agreements with Executive Officers

We have no employment agreements with any NEOs. For termination scenarios relating to our NEOs, see Executive Compensation — Potential Termination or Change in Control Payments.

Under the terms of our AIP and LTIP, participants forfeit their entire award if they terminate employment with us prior to the end of the applicable performance period unless such termination is by reason of death, permanent disability, or normal or early retirement. If a participant’s employment terminates before the last day of the performance period by reason other than death, permanent disability or normal or early retirement, our compensation committee may, in its discretion, determine that a participant’s interest in all or a portion of the award for that performance period shall be vested.

Because Mr. Kearns resigned from the Company effective July 1, 2016, he forfeited his awards under the 2016 AIP and the 2014-2016, 2015-2017 and 2016-2018 LTIP performance periods. Exercising its discretion under the AIP and LTIP plan documents, our compensation committee determined that, in exchange for certain ordinary and customary covenants, and a release of any and all claims he may have as a result of his employment with the Company, Mr. Kearns would have a vested interest of 50 percent in his earned Company incentive award for the 2016 AIP performance period and a vested interest of 100 percent in his individual incentive award for the 2016 AIP performance period. The committee also determined that he would have a vested interest of 83.33 percent in his earned LTIP award for the 2014-2016 performance period and agreed to a $250,000 payment to Mr. Kearns. The parties executed an agreement containing the above provisions on July 21, 2016, a copy of which was included as an exhibit to our Current Report on Form 8-K filed with the SEC on July 27, 2016. See also Executive Compensation – Agreements with Executive Officers.

Mr. Cavanaugh retired on December 31, 2016. Because he did not have 15 years of service with the Company, and because he had not yet attained the age of 65 at the time of his departure, Mr. Cavanaugh did not meet the definitions of “retirement” or “early retirement” under the LTIP plan document. Accordingly, he forfeited his awards under the LTIP for the 2015-2017 and 2016-2018 performance periods. Our compensation committee, with the approval of the board of directors, authorized the Company to enter into an agreement with

Mr. Cavanaugh to provide certain retirement compensation in exchange for covenants not to compete against the Company or to solicit its employees. Mr. Cavanaugh also agreed to ordinary and customary provisions regarding confidentiality and cooperation, and to a release of any and all claims he may have as a result of his employment with the Company. The agreement was executed July 28, 2016 and was included as an exhibit to our Current Report on Form 8-K filed with the SEC on July 28, 2016. See also Executive Compensation — Agreements with Executive Officers. The retirement payments provided for in Mr. Cavanaugh’s agreement approximate the estimated value of his forfeited LTIP awards.

EXECUTIVE COMPENSATION

The following table sets forth the compensation during 2016, 2015 and 2014 for our NEOs. Compensation disclosed herein is for services rendered in all capacities to us, EFL, the Exchange and their subsidiaries and affiliates. Compensation is allocated among us, the Exchange, EFL and their subsidiaries and affiliates according to an estimated proportion of the executives’ time dedicated to the affairs of the various entities. Our share of total compensation expense for the NEOs in 2016, 2015 and 2014 was 57.0%, 54.9% and 53.8%, respectively. Amounts indicated are pre-individual income taxes.

SEC regulations require different treatment for cash-based awards and stock-based awards disclosed in the Summary Compensation Table. Cash-based awards are reported when they have been earned. Stock-based awards are reported at their target value when they are granted. Beginning with the 2011-2013 performance period, LTIP awards earned were paid in shares of our Class A common stock. A change was made in 2015 and beginning with the 2015–2017 performance period, LTIP awards are granted in shares of phantom stock and, once earned, will be paid out in cash. According the FASB ASC Topic 718, any stock-related award, including phantom stock, that derives its value from our equity securities must be disclosed in the “Stock Awards” column. Therefore, although ultimately paid out in cash, LTIP grants will continue to appear in the “Stock Awards” column of the Summary Compensation Table.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compen- sation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Terrence W. Cavanaugh Former President and Chief Executive Officer	2016 2015 2014	990,000 981,538 935,000	0 0 0	1,633,575 1,633,515 1,542,772	1,306,800 1,497,900 1,131,350	555,132 267,013 472,683	96,052 62,199 58,348	4,581,559 4,442,165 4,140,153
Timothy G. NeCastro Chief Executive Officer	2016	492,085	220,000	434,776	548,285	554,944	16,753	2,266,843
Gregory J. Gutting Executive Vice President and Chief Financial Officer	2016 2015	406,885 294,462	0 0	329,246 108,379	295,257 235,420	543,445 50,465	27,369 14,437	1,602,202 703,163
Robert C. Ingram, III Executive Vice President and Chief Information Officer	2016 2015 2014	456,923 436,154 412,692	0 0 0	414,024 396,041 373,501	383,640 398,640 313,740	149,015 88,310 121,767	23,537 25,338 43,728	1,427,139 1,344,483 1,265,428
Sean J. McLaughlin Executive Vice President and General Counsel	2016	426,923	0	387,037	366,360	142,547	34,071	1,356,938
Bradley G. Postema Senior Vice President and Chief Investment Officer	2016	418,558	0	252,286	356,955	105,641	22,527	1,155,967
John F. Kearns Former Executive Vice President, Sales and Marketing	2016 2015 2014	234,808 432,692 418,462	0 0 0	405,090 391,554 378,029	232,200 394,110 292,320	175,681 77,270 233,618	351,321 46,056 33,909	1,399,100 1,341,682 1,356,338

(1)	Mr. NeCastro received a lump sum bonus of $20,000 for previous year’s performance in his prior role as Senior Vice President and a transition bonus in the amount of $200,000 as described in the Compensation Discussion and Analysis.

(2)	LTIP performance periods are shown in the “Stock Awards” column for 2016, 2015 and 2014. The 2014 grants were made in performance shares and, upon vesting, participants may choose to receive shares of our Class A common stock or cash. Grants of phantom stock were made in 2015 and 2016 and upon vesting participants will be paid in cash. In accordance with the provisions of the LTIP plan document, Messrs. Cavanaugh and Kearns have forfeited their 2015 and 2016 LTIP grants. In an agreement dated July 21, 2016, Mr. Kearns will receive a prorated award (83.33%) for the 2014-2016 LTIP performance period.

(3)	The 2014, 2015 and 2016 “Non-Equity Incentive Plan Compensation” column includes the payouts for the 2014, 2015 and 2016 AIP. For Messrs. NeCastro and Gutting, this column includes awards awarded both inside and outside the AIP for the 2016 performance period. In an agreement dated July 21, 2016, Mr. Kearns had a vested interest in 50% of his earned company incentive award and 100% interest in his individual award for the 2016 performance period.

(4)	Amounts in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column increased in 2016. The increase was the result of a decrease in discount rates used for calculations. For 2016, rates decreased to 4.24% from 4.57% in 2015. In 2015, rates increased from 2014, resulting in a significant decrease in this column as compared to 2014. Significant increases in discount rates decreases amounts, and in some cases, produces negative results.

(5)	For Mr. Kearns, the amount in the “All Other Compensation” column for 2016 includes a $250,000 lump sum paid upon his departure and $7,500 reimbursement for legal fees. These amounts were paid pursuant to an agreement dated July 21, 2016. For Mr. Cavanaugh, the amount in the “All Other Compensation” column for 2016 includes $15,000 for reimbursement of legal fees.

Stock Awards: Long-Term Incentive Plan

Our LTIP was amended effective February 18, 2015 to allow awards of phantom stock and for payment of outstanding awards to be made in either cash or stock. The LTIP plan document provides for payment in cash and/or stock, and includes a list of performance measures that can be used to establish performance goals. Awards for the 2016-2018 and 2015-2017 performance periods are payable in cash. Awards for the 2014-2016 performance period are payable in shares of our Class A common stock or cash. The amounts shown in the Summary Compensation Table for 2016, 2015 and 2014 reflect the grant date fair value of these awards as further described below. Amounts for each performance period will not be earned until December 31 of the third year and may be more or less than the value shown based upon the level of achievement of the performance goals.

For 2016 and 2015, the grant value of the award was calculated by multiplying the target equity incentive plan award by $93.06 and $87.97, respectively, the average share price for the first twenty days of the performance periods. For 2014, the grant date fair value of the award was calculated by multiplying the target equity incentive plan award by $69.67, the average share price for the twenty business days prior to February 19, 2014, the date our compensation committee formally approved the LTIP performance goals for the 2014-2016 performance period.

Non-Equity Incentive Plan Compensation

The “Non-Equity Incentive Plan Compensation” column includes the AIP payouts for each year.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings

The Summary Compensation Table includes the net change in the present value of accrued benefits from December 31, 2015 to December 31, 2016 under our pension plan, a tax-qualified defined benefit pension plan, and our SERP, a non-qualified defined benefit arrangement. The present value information presented utilizes assumptions consistent with those used for fiscal year 2016 disclosure under FASB Accounting Standards Codification 715, “Compensation — Retirement Plans.” Discount rates used for December 31, 2014, 2015 and 2016 were 4.17%, 4.57% and 4.24%, respectively, (3.67% post-retirement discount rate for 2014, 4.07% for 2015 and 3.74% for 2016).

There are no above-market or preferential non-qualified deferred compensation earnings to disclose in this column. See Nonqualified Deferred Compensation for a description of the investment funds and earnings.

All Other Compensation

The following table provides details of the amounts presented in the “All Other Compensation” column.

Supplemental Table for All Other Compensation

Name	Year	401(k) Match ($)(1)	Supple- mental 401(k) Match ($)(2)	Tax Gross- Ups ($)(3)	Member- ship Dues ($)(4)	Guest Travel ($)(5)	Other ($)(6)	Total ($)
Terrence W. Cavanaugh	2016 2015 2014	10,600 10,600 10,400	29,000 28,662 27,000	7,282 7,629 7,872	21,031 910 770	7,294 7,842 8,290	20,845 6,556 4,016	96,052 62,199 58,348
Timothy G. NeCastro	2016	1,129	0	4,698	2,974	3,127	4,825	16,753
Gregory J. Gutting	2016 2015	10,600 10,600	5,675 0	513 0	2,549 1,694	3,637 0	4,395 2,143	27,369 14,437
Robert C. Ingram, III	2016 2015 2014	10,600 10,600 10,400	7,538 6,846 6,108	0 604 10,123	1,965 1,660 1,090	0 700 11,747	3,434 4,928 4,260	25,537 25,338 43,728
Sean J. McLaughlin	2016	10,600	6,477	3,423	1,867	2,815	8,889	34,071
Bradley G. Postema	2016	10,600	6,142	0	924	0	4,861	22,527
John F. Kearns	2016 2015 2014	9,392 10,600 10,400	0 6,708 6,338	4,019 9,892 6,377	1,443 1,537 1,162	4,355 11,483 7,398	332,112 5,836 2,234	351,321 46,056 33,909

(1)	We have a tax-qualified 401(k) savings plan for our employees. See also Part II, Item 8, “Financial Statements and Supplementary Data — Note 8, Postretirement Benefits, of Notes to Financial Statements” in our annual report on Form 10-K filed with the SEC on February 23, 2017.

(2)	Included in the “Supplemental 401(k) Match” column are our contributions that cannot be credited to the tax-qualified 401(k) savings plan because of compensation and contribution limits imposed by the Code. See Nonqualified Deferred Compensation for additional discussion.

(3)	We pay taxes on behalf of our executives for guest travel.

(4)	We provide professional association and business dining club membership dues for executives.

(5)	We pay registration fees and normal travel expenses for an executive’s guest when they accompany the executive to certain business functions.

(6)	The “Other” column includes executive physicals, bonuses from a companywide healthy lifestyle program, education bonuses, and the taxable value of group term life insurance. For Mr. Kearns, in 2016 this column includes $71,714 for unused vacation time, a $250,000 lump sum payment and reimbursement of $7,500 for legal fees, all paid upon his departure from the Company as provided for in an agreement dated July 21, 2016. For Mr. Cavanaugh, the amount in the “Other” column for 2016 includes $15,000 for reimbursement of legal fees.

Grants of Plan-Based Awards

The following table summarizes awards that were granted during 2016 under our AIP and LTIP.

Grants of Plan-Based Awards Table for 2016

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Plan	Grant Date	Performance Period	Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)
Terrence W. Cavanaugh(4)	AIP	2/17/16	2016	0	990,000	1,980,000	N/A	N/A	N/A	N/A
	LTIP	2/17/16	2016-2018	N/A	N/A	N/A	0	17,554	43,885	1,633,575
Timothy G. NeCastro	AIP	2/17/16	2016	0	301,500	603,000	N/A	N/A	N/A	N/A
		8/1/16	2016	0	70,020	140,040	N/A	N/A	N/A	N/A
	LTIP	2/17/16	2016-2018	N/A	N/A	N/A	0	2,901	7,253	269,967
		8/1/16	2016-2018	N/A	N/A	N/A	0	1,771	4,428	164,809
Gregory J. Gutting	AIP	2/17/16	2016	0	170,000	340,000	N/A	N/A	N/A	N/A
		8/1/16	2016	0	35,533	71,066	N/A	N/A	N/A	N/A
	LTIP	2/17/16	2016-2018	N/A	N/A	N/A	0	1,698	4,245	158,016
		8/1/16	2016-2018	N/A	N/A	N/A	0	1,840	4,600	171,230
Robert C. Ingram, III	AIP	2/17/16	2016	0	276,000	552,000	N/A	N/A	N/A	N/A
	LTIP	2/17/16	2016-2018	N/A	N/A	N/A	0	4,449	11,123	414,024
Sean J. McLaughlin	AIP	2/17/16	2016	0	258,000	516,000	N/A	N/A	N/A	N/A
	LTIP	2/17/16	2016-2018	N/A	N/A	N/A	0	4,159	10,398	387,037
Bradley G. Postema	AIP	2/17/16	2016	0	252,265	504,530	N/A	N/A	N/A	N/A
	LTIP	2/17/16	2016-2018	N/A	N/A	N/A	0	2,711	6,778	252,286
John F. Kearns(4)	AIP	2/17/16	2016	0	270,000	540,000	N/A	N/A	N/A	N/A
	LTIP	2/17/16	2016-2018	N/A	N/A	N/A	0	4,353	10,883	405,090

(1)	The maximum AIP payout is 200% of the target award. See Compensation Discussion and Analysis — Annual Incentive Plan and Part II, Item 8, “Financial Statements and Supplementary Data – Note 9, Incentive and Deferred Compensation Plans, of Notes to Financial Statements” in our annual report on Form 10-K filed with the SEC on February 23, 2017. The minimum funding qualifier for payment of the 2016 AIP awards was satisfied. AIP results were certified and approved by our compensation committee on February 15, 2017, and the awards were paid on March 15, 2017. All payments made under the AIP are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For Messrs. NeCastro and Gutting, the two targets reflected in this column include the awards granted inside and outside of the AIP for 2016.

(2)	Under the LTIP, our compensation committee grants performance shares, performance units and/or phantom stock to participants. Performance shares represent the right to receive shares of common stock or cash. Performance units and phantom stock represents the right to receive a cash payment. For the 2016-2018 performance period, grants were made in shares of phantom stock and awards will be paid in cash when vested. The maximum payout under this plan is 250% of the target award. Awards, if any, for the 2016-2018 performance period will vest at December 31, 2018. For Messrs. NeCastro and Gutting, the two targets reflected in this column include the awards granted inside and outside of the LTIP for the 2016-2018 performance period.

(3)	The grant date fair value of the award was calculated by multiplying the target equity incentive plan award by $93.06, the average share price for the first 20 business days of the performance period.

(4)	In an agreement between the Company and Mr. Kearns dated July 21, 2016, our compensation committee exercised its discretion under the AIP to allow Mr. Kearns to receive 50% in his earned Company incentive award for the 2016 performance period and a vested interest of 100% in his individual incentive award for the 2016 performance period. In accordance with the terms of the LTIP, Messrs. Cavanaugh and Kearns forfeited their awards granted under the LTIP for the 2015-2017 and 2016-2018 performance periods.

An executive’s target award is established by our compensation committee. The target number of performance shares, performance units and/or phantom stock for each executive is based on a competitive total direct compensation target opportunity and an agreed-upon target pay mix. When our compensation committee approves target awards, it also approves the performance measures, performance goals and the calibration of shares and/or cash awarded at performance levels above and below the target performance goals. Our compensation committee has the discretion to reduce awards to any individual participant in the incentive plans, and we have a policy for recoupment of officer bonuses. See Compensation Discussion and Analysis.

Under our LTIP, the actual shares or cash paid to an executive at the end of a performance period may be more or less than the executive’s target, but not more than the maximum for that performance period. See also Part II, Item 8, “Financial Statements and Supplementary Data – Note 9, Incentive and Deferred Compensation Plans, of Notes to Financial Statements” in our annual report on Form 10-K filed with the SEC on February 23, 2017.

Outstanding Equity Awards

The following table shows outstanding equity awards at December 31, 2016.

Outstanding Equity Awards at December 31, 2016

Stock Awards
Name			Number of Shares or Units of Stock That Have Not Vested (#)	Market Value Of Shares Or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Terrence W. Cavanaugh(4)	2016-2018 2015-2017 2014-2016	(1) (2) (3)	N/A N/A N/A	N/A N/A N/A	0 0 55,360	0 0 6,225,232
Timothy G. NeCastro	2016-2018 2016-2018 2015-2017 2014-2016	(1) (5) (2) (3)	N/A N/A N/A N/A	N/A N/A N/A N/A	4,428 7,253 4,638 4,613	497,929 815,600 521,543 518,732
Gregory J. Gutting	2016-2018 2016-2018 2015-2017 2014-2016	(1) (5) (2) (3)	N/A N/A N/A N/A	N/A N/A N/A N/A	4,245 4,600 3,080 3,738	477,350 517,270 346,346 420,338
Robert C. Ingram, III	2016-2018 2015-2017 2014-2016	(1) (2) (3)	N/A N/A N/A	N/A N/A N/A	11,123 11,255 13,403	1,250,781 1,265,625 1,507,167
Sean J. McLaughlin	2016-2018 2015-2017 2014-2016	(1) (2) (3)	N/A N/A N/A	N/A N/A N/A	10,398 10,488 12,435	1,169,255 1,179,376 1,398,316
Bradley G. Postema	2016-2018 2015-2017 2014-2016	(1) (2) (3)	N/A N/A N/A	N/A N/A N/A	6,778 6,963 8,618	762,186 782,989 969,094
John F. Kearns(4)	2016-2018 2015-2017 2014-2016	(1) (2) (3)	N/A N/A N/A	N/A N/A N/A	0 0 13,565	0 0 1,525,384

(1)

For the 2016-2018 performance period, we have information on three of the twelve measurement quarters and estimate the payout to be approximately 150% of target. Because the expected payout is above target, it is disclosed in the table above at the maximum amount of 250% of the target award. Awards, if any, for the

2016-2018 performance period will be deemed earned at December 31, 2018. In 2019, after the performance goals are certified, grants under the LTIP made in 2016 – which were made in phantom stock — will be settled in cash.

(2)	For the 2015-2017 performance period, we have information on seven of the twelve measurement quarters and estimate the payout to be approximately 163% of target. Because the expected payout is above target, it is disclosed in the table above at the maximum amount of 250% of the target award. Awards, if any, for the 2015-2017 performance period will be deemed earned at December 31, 2017. In 2018, after the performance goals are certified, grants under the LTIP made in 2015 – which were made in phantom stock – will be settled in cash.

(3)	For the 2014-2016 performance period, we have information on eleven of the twelve measurement quarters and estimate the payout to be approximately 161% of target. Because the expected payout is above target, it is disclosed in the table above at the maximum amount of 250% of the target award. Awards, if any, for the 2014-2016 performance period will be deemed earned at December 31, 2016. In 2017, after the performance goals are certified, grants under the LTIP made in 2014 – which were made in performance shares – will be settled in either shares of Class A common stock or cash.

(4)	In an agreement between the Company and Mr. Kearns dated July 21, 2016, our compensation committee exercised its discretion under the LTIP to allow Mr. Kearns to receive a prorated portion (83.33%) of his award under the 2014-2016 performance period. In accordance with the terms of the LTIP plan document, Messrs. Cavanaugh and Kearns forfeited their awards under the LTIP for the 2015-2017 and 2016-2018 performance periods upon their departure on December 31, 2016 and July 1, 2016, respectively.

(5)	For Messrs. NeCastro and Gutting, the two awards shown represent awards granted inside and outside the LTIP.

All shares in the above table were valued using the closing share price of $112.45 on December 30, 2016. All shares or phantom stock noted above were awarded under the LTIP.

Option Exercises and Stock Vested During 2016

The following table shows equity awards that vested during 2016.

	Stock Awards
Name	Number of Shares Vested (#)	Value Realized Upon Vesting ($)
Terrence W. Cavanaugh	36,221	3,527,925
Timothy G. NeCastro	2,966	288,888
Gregory J. Gutting	2,381	231,909
Robert C. Ingram, III	8,454	823,420
Sean J. McLaughlin	6,292	612,841
Bradley G. Postema	5,151	497,773
John F. Kearns	8,664	843,874

With the exception of Mr. McLaughlin, the number of shares vested relates to the 2013-2015 LTIP performance period. All shares, with the exception of Mr. Postema’s, were valued using a share price of $97.40, which was the average share price for the last 20-days of the performance period. Mr. Postema opted to receive his payout in shares of Common A stock which were valued using a share price of $96.6361, the average of the high and low stock price on June 8, 2016, the date of delivery of the shares.

In accordance with the terms of his offer letter dated August 1, 2013, Mr. McLaughlin was awarded 6,292 performance shares. These shares were awarded outside the LTIP because Mr. McLaughlin started his employment with us more than 90 days after the beginning of the 2013-2015 performance period. Although outside of the LTIP, the award mirrored the goals, targets and metrics that were used for the 2013-2015 LTIP performance period and was prorated for that portion of the performance period that Mr. McLaughlin was employed by the Company.

We do not offer option awards to our executives.

Pension Plan

The Pension Benefits table below includes the present value of accrued benefits under our defined benefit pension plan and our SERP as of December 31, 2016. Executives must complete five full years of service to be fully vested in our pension plan. As of December 31, 2016, all our NEOs were 100% vested in the plan, with the exception of Messrs. Ingram, McLaughlin and Postema who have not completed five full years of service.

Executives earn a vested interest in our SERP at the rate of 20 percent per full year of supplemental plan service, but they must also be fully vested in our pension plan to be vested in the SERP. With the exception of Messrs. Ingram, McLaughlin and Postema, all of our NEOs were fully vested in the SERP at the end of 2016.

The present value information presented in the Pension Benefits table utilizes assumptions consistent with those used for fiscal year 2016 disclosure under FASB Accounting Standards Codification 715, “Compensation — Retirement Plans,” including a 4.24% discount rate as of December 31, 2016 (3.74% post-retirement discount rate for our SERP) and assumes a retirement age of 65 and no pre-retirement decrements for our pension plan and our SERP.

Pension Benefits at December 31, 2016

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Terrence W. Cavanaugh	Pension SERP	9 9	429,068 2,017,001	0 0
Timothy G. NeCastro	Pension SERP	21 21	669,103 1,040,658	0 0
Gregory J. Gutting(1)	Pension SERP	30 30	857,814 1,018,845	0 0
Robert C. Ingram, III	Pension SERP	5 5	175,995 310,859	0 0
Sean J. McLaughlin	Pension SERP	4 4	161,265 253,016	0 0
Bradley G. Postema	Pension SERP	5 5	136,280 213,822	0 0
John F. Kearns(2)	Pension SERP	10 10	329,132 573,250	0 0

(1)	Mr. Gutting has been employed with ERIE for more than 30 years, but under the pension plan and SERP he is limited to 30 years of credited service.

(2)	Mr. Kearns was 100% vested in the pension plan and SERP prior to his departure.

Normal retirement under both our pension plan and SERP is age 65 because that is the earliest time that an executive could retire and commence benefit payments under the plans without any reduction due to age.

Under our pension plan, final average earnings are the average of the executive’s highest 36 consecutive months of compensation during his or her final 120 months of employment. Under our SERP, final average earnings are the average of the executive’s highest 24 consecutive months of compensation during his or her final 120 months of employment. For purposes of calculating the amount of pension and SERP benefits, compensation includes base salary and a lump sum paid in lieu of a merit increase but excludes bonuses, deferred compensation plan payments and severance pay under any severance benefit plan. An executive’s compensation that exceeds annual limits imposed by the Code is excluded in computing benefits derived under our pension plan but included in computing benefits due under our SERP.

“Credited service” is generally defined as the executive’s years of employment with us as a covered employee, up to a maximum of 30 years. For purposes of determining the number of years of credited service that will be used to calculate the amount of the benefit, the executive, as well as all other employees, earns a full year of credited service for a partial year of employment as a covered employee.

Supplemental plan service in our SERP means employment with us as both a covered employee and SERP participant.

Our pension plan’s benefit formula at normal retirement age is 1.0% of the executive’s final average earnings up to the social security-covered compensation level (an amount published each year by the Social Security Administration) plus 1.5% of the final average earnings in excess of the social security-covered compensation level with the resulting sum multiplied by the executive’s years of credited service, up to a maximum of 30 years. Our pension plan’s benefit is accrued in the form of a single life annuity with optional actuarially-equivalent forms of payment available.

The SERP’s benefit formula at normal retirement age is equal to 60% of SERP final average earnings, reduced proportionately for less than 30 years of credited service. This benefit is accrued in the form of a 10-year certain and life thereafter annuity. The executive’s benefit that is payable under our pension plan is subtracted from our SERP benefit. For purposes of this offset, such monthly benefits which are payable in a form other than a 10-year certain and life thereafter annuity are converted to a monthly benefit which is the actuarial equivalent of a 10-year certain and life thereafter annuity. A lump sum is the only available form of payment from the SERP.

Each executive may become eligible for a SERP benefit only in the event that:

•	the executive is vested under our pension plan (100% vested after five full years of service);

•	the executive is entitled to receive a benefit under our pension plan; and

•	prior to the executive’s termination of employment, the executive is vested in our SERP benefit according to the following schedule:

Years of Supplemental Plan Service	Vested Percentage
Less than 1	0%
1 but less than 2	20%
2 but less than 3	40%
3 but less than 4	60%
4 but less than 5	80%
5 or more	100%

Executives in our pension plan and our SERP are eligible for early retirement after attaining age 55 and completing at least 15 full years of service as a covered employee. The executive’s early retirement benefit under these plans is reduced by 0.25% for each complete calendar month up to 60 months and 0.375% for each complete calendar month in excess of 60 months by which the executive’s early retirement benefit commencement date precedes such executive’s normal retirement date.

See also Part II, Item 8, “Financial Statements and Supplementary Data – Note 8, Postretirement Benefits, of Notes to Financial Statements” in our annual report on Form 10-K filed with the SEC on February 23, 2017.

Nonqualified Deferred Compensation

We maintain a deferred compensation plan in which executives are eligible to participate. The deferred compensation plan is an arrangement whereby participants can elect to defer receipt of a portion of their compensation to a later date. Executives may elect to defer up to 100% of their annual salary and up to 100% of any cash award under our AIP. A matching contribution is also credited to a participant’s deferred compensation account if their annual base salary exceeds the IRS annual maximum recognizable compensation limit for qualified retirement plans ($265,000 for 2016) and they have elected to defer base salary into this plan during the year. The sum of the participant’s 401(k) plan matching contribution plus this plan’s matching contribution provides the participant with the same total match expressed as a percentage of their total base salary as any employee with less than $265,000 of base salary would be eligible to receive under the 401(k) plan (4% of base salary for employee contributions of at least 5% of base salary). Participants in the plan select hypothetical investment funds for their deferrals and are credited with the hypothetical returns generated. This plan is an unfunded, non-qualified, deferred compensation arrangement created for a select group of our management and highly compensated employees.

Executives identify:

•	the percentage of annual salary and bonus to be deferred;

•	hypothetical investment funds;

•	the method by which the amounts credited to the executive’s deferred compensation account are to be paid;

•

the date on which payment of the amounts credited to the executive’s deferred compensation account is to occur (in the event of a lump sum distribution) or commence (in the event of a form of distribution other than a lump sum); and

•

the beneficiary designated to receive payment of the amounts credited to the deferred compensation account in the event the executive dies before distribution of the amounts credited to the deferred compensation account is completed.

The following table summarizes NEO contributions, our contributions, credited earnings, withdrawals and the aggregate balance as of December 31, 2016.

Nonqualified Deferred Compensation Table for 2016

Name	Executive Contributions in 2016($)(1)	Company Contributions in 2016 ($)(2)	Aggregate Earnings in 2016 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2016 ($)(3)
Terrence W. Cavanaugh	94,347	29,000	73,999	0	1,169,467
Timothy G. NeCastro	101,598	0	28,648	0	292,608
Gregory J. Gutting	40,689	5,675	3,373	0	49,737
Robert C. Ingram, III	9,139	7,538	3,651	0	42,508
Sean J. McLaughlin	4,269	6,477	1,391	0	30,617
Bradley G. Postema	285,778	6,142	51,123	0	854,042
John F. Kearns	4,696	0	4,962	0	57,358

(1)	Executive contributions include amounts deferred as supplemental employee contributions. These amounts are disclosed in the Summary Compensation Table in the “Salary” column.

(2)	Our contributions are comprised of the company match on annual salary deferrals. These amounts are disclosed in the Summary Compensation Table in the “All Other Compensation” column.

(3)	For Mr. Cavanaugh, $29,000, $28,662 and $27,000 are reported in the “Aggregate Balance” column and have been reported as compensation in our Summary Compensation Tables for 2016, 2015 and 2014, respectively. For Mr. Ingram $7,538 and $6,846 have been previously reported as compensation in our Summary Compensation Table for 2016 and 2015. For Mr. Kearns, $6,708 was reported in the Summary Compensation Table for 2015.

With the exception of the T. Rowe Price Science and Technology Fund, the plan’s hypothetical investment funds mirror the investment options that are offered to the executives in our tax-qualified 401(k) plan. As in our 401(k) plan, executives participating in our deferred compensation plan may exchange investment funds daily. The return credited to their deferred compensation plan accounts is determined by the investment results of the hypothetical investment funds selected.

Agreements with Executive Officers

We have no employment agreements with any NEOs.

Agreement with Mr. Kearns

On July 21, 2016 we entered into an agreement with John F. Kearns, our former Executive Vice President of Sales and Marketing, who resigned from the Company effective July 1, 2016 (the “Agreement”). The Agreement provides that, in consideration of the execution and performance of the Agreement by Mr. Kearns, he will: (i) receive a lump-sum payment of $250,000; (ii) have a vested interest of 50 percent in his earned Company incentive award for the 2016 AIP performance period and a vested interest of 100 percent in his individual incentive award for the 2016 AIP performance period; and (iii) have a vested interest of 83.33 percent in his earned LTIP award for the 2014-2016 performance period. The AIP and LTIP awards will be paid to Mr. Kearns at the same time awards are paid to other participants in those plans. The Company also agreed to reimburse Mr. Kearns for up to $7,500 of legal fees incurred by him in connection with his entry into the Agreement. As consideration for the above payments, Mr. Kearns agreed to ordinary and customary provisions regarding confidentiality, cooperation and non-disparagement, and executed a release of any and all claims he may have as a result of his employment with the Company.

Mr. Kearns also received $71,714 as payment for his unused vacation time and is entitled to receive any benefits he has accrued under the Company’s pension plan, 401(k) plan, SERP and deferred compensation plan.

Retirement Agreement with Mr. Cavanaugh

On July 28, 2016 we entered into an agreement with our former President and Chief Executive Officer Terrence W. Cavanaugh, who retired on December 31, 2016 (the “Retirement Agreement”). The Retirement Agreement provides that, in consideration of the execution and performance of the Retirement Agreement by Mr. Cavanaugh, he will be entitled to receive, as additional retirement compensation, a payment of $2,000,000 on or about June 30, 2018 and a payment of $1,000,000 on or about June 30, 2019. The Company also agreed to reimburse Mr. Cavanaugh for up to $15,000 of legal fees incurred by him in connection with his entry into the Retirement Agreement. As consideration for the above payments, Mr. Cavanaugh agreed to: (i) certain covenants restricting his ability to compete against the Company and solicit employees of the Company through June 30, 2018; (ii) ordinary and customary provisions regarding confidentiality, cooperation and non-disparagement; and (iii) a release of any and all claims that he may have as a result of his employment with the Company.

In addition, Mr. Cavanaugh is eligible to receive: (x) his awards under the 2016 AIP and the 2014-2016 LTIP; (y) payment for any unused vacation time; and (z) any accrued benefits under the Company’s pension plan, 401(k) plan, SERP and deferred compensation plan. The retirement payments provided for in Mr. Cavanaugh’s agreement approximate the estimated value of his forfeited LTIP awards.

Potential Termination or Change in Control Payments

Potential salary and benefits payments expected under various termination scenarios are disclosed below for the NEOs who were employed as of December 31, 2016 and for Mr. Kearns who separated from service on July 1, 2016. With the exception of Mr. Kearns, we developed the compensation and benefit amounts disclosed in the table below assuming a termination date of December 31, 2016. Amounts represent only payments estimated in addition to the other compensation disclosed herein.

Termination and Change in Control Table

Name	Involuntary Without Cause ($)	Voluntary Without Good Reason ($)	Involuntary With Cause ($)	Voluntary With Good Reason ($)	Disability ($)	Death ($)
Terrence W. Cavanaugh
Pension	0	0	0	0	0	(218,601)(2)(3)
SERP	0	0	0	0	0
Timothy G. NeCastro
Pension	103,777(1)	103,777(1)	103,777(1)	103,777(1)	103,777(1)	(93,721)(2)
SERP	130,282(4)	130,282(4)	130,282(4)	130,282(4)	130,282(4)	(161,871)(2)
Gregory J. Gutting
Pension	116,366(1)	116,366(1)	116,366(1)	116,366(1)	116,366(1)	(24,094)(2)
SERP	0	0	0	0	0	(37,147)(2)
Robert C. Ingram, III
Pension	0	0	0	0	0	(41,990)(2)
SERP	0	0	0	0	0	(80,434)(2)
Sean J. McLaughlin
Pension	0	0	0	0	0	(64,982)(2)
SERP	0	0	0	0	0	(110,730)(2)
Bradley G. Postema
Pension	0	0	0	0	0	5,319(2)
SERP	0	0	0	0	0	8,103(2)
John F. Kearns
Pension	0	0	0	0	0	(153,282)(2)(3)
SERP	0	0	0	0	0	(278,931)(2)(3)

(1)	The early retirement benefit defined in the tax-qualified pension plan is considered to be a “subsidized” benefit because the early retirement reduction factors are more generous than an actuarially equivalent reduction for the early commencement of benefits. The amount shown is the additional present value attributable to receiving a reduced early retirement benefit from the tax-qualified pension plan at age 55, or current age if the NEO is older than age 55, versus an unreduced benefit at age 65.

(2)	Upon the death of an NEO, an unreduced survivor benefit under the SERP and pension begins immediately. The amount shown is the additional present value attributable to the commencement of the 50% survivor benefit based upon the spouse’s age at December 31, 2016. Since the surviving spouse’s benefit is not reduced for early commencement, the benefit becomes less valuable as the NEO approaches age 65. At some point, the decrease in value from the NEO’s full age 65 benefit to the surviving spouse’s 50% portion of that benefit outweighs the additional value of the surviving spouse’s benefit being unreduced for early commencement. After that time, negative amounts are shown because the surviving spouse’s benefit is less valuable than the NEO’s age 65 benefit. Other factors that influence amounts in this column include the age and gender of the NEO’s surviving spouse.

(3)	For information on compensation arrangements for Messrs. Cavanaugh and Kearns upon their respective terminations, see Agreements with Executive Officers.

(4)	The early retirement benefit defined in the SERP is considered to be a “subsidized” benefit because the early retirement reduction factors are more generous than an actuarially equivalent reduction for the early commencement of benefits. The amount shown is the additional present value attributable to receiving a reduced early retirement benefit from the SERP at the NEO’s current versus an unreduced benefit at age 65.

Compensation Committee Interlocks and Insider Participation

Our compensation committee presently consists of Chair Thomas W. Palmer, Jonathan Hirt Hagen, Robert C. Wilburn and Thomas B. Hagen, ex officio (non-voting). During 2016, no member of our compensation committee was an officer or employee of us, the Exchange, or any subsidiary or affiliate of us or the Exchange, nor was any committee member formerly an officer of us, except that Mr. Thomas Hagen served as an officer of the Company, including as our President and then as Chairman and CEO, until 1993. All of the directors that serve on our compensation committee are independent directors as defined in the NASDAQ rules and qualified directors as required under the Holding Companies Act. Furthermore, none of our executive officers serves as a member of a compensation committee of another entity, one of whose executive officers serves on our compensation committee, nor do any of our executive officers serve as a director of another entity, one of whose executive officers serves on our compensation committee.

REPORT OF OUR EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE

The following report of our compensation committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by us under the Securities Act of 1933, or the “1933 Act,” or the Exchange Act, except to the extent that we specifically incorporate this report of our compensation committee by reference therein.

The members of our compensation committee reviewed and discussed the Compensation Discussion and Analysis and, based on such review and discussions, recommended to our board of directors that the Compensation Discussion and Analysis be included in this information statement for filing with the SEC and the incorporation by reference of such Compensation Discussion and Analysis in our annual report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

Erie Indemnity Company Executive Compensation and Development Committee:

Thomas W. Palmer, Chair

Jonathan Hirt Hagen

Thomas B. Hagen, ex officio (non-voting)

Robert C. Wilburn

February  15, 2017

DIRECTOR COMPENSATION

Overview

The goals of our director compensation program are to attract and retain directors of outstanding competence and ability and reward them in a fiscally responsible manner. Director performance is a key influencing factor in organizational performance. Accordingly, director compensation is reviewed periodically and adjusted, as appropriate, to align the interests of directors with our strategic objectives. Our compensation for directors includes cash retainers, board and committee meeting fees, deferred stock grants, and committee chair retainers.

The periodic review of director compensation is a responsibility of our compensation committee and our board of directors. In undertaking this review, the committee engages independent advisors who provide compensation surveys of the financial services industry and supplemental data that is considered in setting director compensation levels. After reviewing the data, the compensation committee formulates a recommendation for review by our board of directors.

2016 Director Compensation

The annual cash retainer in 2016 for our directors for services to us was $60,000 plus $1,500 for each board of directors or committee meeting attended. Our directors also received $60,000 of deferred stock credits as further described below. Committee chairpersons each received an additional $10,000, except for our audit committee chairperson who received $20,000 and our compensation committee chairperson who received $15,000. The director who serves as the audit committee ERM Liaison also receives an annual retainer of $10,000. Directors who serve on our Special Litigation Committee are paid an annual retainer of $10,000 in place of meeting fees, except for the committee chairperson who receives an annual retainer of $15,000. In lieu of committee meeting fees and committee chair fees, the chairman of our board, who is chair of the executive committee and an ex officio member of all other committees, received an additional annual fee of $100,000. Directors are paid retainers quarterly and all directors are reimbursed for their expenses incurred for attending meetings. Officers of the Company who serve as directors are not compensated for their board and board committee service. See also Related Person Transactions.

A director may elect prior to the end of a calendar year to defer receipt of up to 100% of the director’s compensation for the following year, including retainers, meeting fees and chairperson fees. A deferred compensation account is maintained for each outside director who elects to defer director compensation. A director who defers compensation may select hypothetical investment options for amounts in the director’s deferred compensation account and such account is credited with hypothetical interest, based on the investment results of the hypothetical investment options selected. The hypothetical investments mirror the investment options that are offered to participants in our tax-qualified 401(k) plan. As in our 401(k) plan, participants in the outside directors deferred compensation plan may exchange investment funds daily. The return credited to a participant’s deferred compensation plan account is determined by the investment results of the hypothetical investment funds selected by the participant.

We also maintain a deferred stock account in a stock plan for each outside director. The purpose of this plan is to further align the interests of outside directors with shareholders by providing for payment of a portion of annual compensation for directors’ services in annual share credits, the value of which are determined by shares of our Class A common stock. The account is updated annually with additional share credits. The number of additional annual share credits is determined by dividing $60,000 by the closing price of our Class A common stock on the first business day after our annual meeting of shareholders. Each director vests in the share credits 25% every three full calendar months over the course of a year, with the final 25% vesting on the day before the next annual meeting, if the next annual meeting is held before the final three full calendar months have elapsed. Dividend equivalent credits paid by us are reinvested into each director’s deferred stock account as additional share credits which vest immediately. Upon leaving board service, directors receive shares of our Class A common stock equal to the number of share credits in their deferred stock account. In 2016, the amount related to the initial annual vested share credits awarded was approximately $720,000. Thereafter, we account for the fair value of the directors’ share credits and dividend equivalent credits under the plan in accordance with FASB Accounting Standards Codification 718-740, “Compensation — Stock Compensation.

In October 2015, the deferred compensation plan was divided into its two principal components, a voluntary deferred compensation plan and a separate deferred stock plan. At the same time, a grantor trust, commonly referred to as a “rabbi trust,” was established to hold shares of our Class A common stock. It is expected that the shares of common stock held in the rabbi trust will be used to pay the amounts credited under the deferred stock plan. The rabbi trust is classified and accounted for as equity in a manner consistent with the accounting for treasury stock. Dividends received on the shares in the rabbi trust will be used to purchase additional shares of our common stock. We account for the purchase of the Class A common stock shares by the rabbi trust and subsequent changes in the fair value of the Class A common stock, which are not recognized, in accordance with FASB Accounting Standards Codification 710-10, “Compensation — General.”

In February 2016, our Board approved an amendment to the Deferred Stock Plan for Outside Directors to address the issue of additional deferred stock grants made during the Board year. The Plan had provided a methodology for determining the number of share credits granted at the beginning of the Board year. The Plan document did not contemplate additional or ad hoc grants of share credits during the Board year.

Added responsibilities or additional duties, such as committee chairperson or chairman of the board, may cause variations in each director’s total compensation earned. Mr. Cavanaugh did not receive compensation for serving on our board of directors as that was considered part of his duties as President and CEO.

The following table sets forth the compensation earned by our non-employee directors for services rendered in that capacity during 2016.

Director Compensation Table for 2016

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compen- sation ($)(3)	Total ($)
J. Ralph Borneman, Jr.	103,000	60,000	0	163,000
LuAnn Datesh	79,500	60,000	0	139,500
Jonathan Hirt Hagen	143,500	60,000	0	203,500
Thomas B. Hagen	173,500	60,000	25,275	258,775
C. Scott Hartz	94,500	60,000	0	154,500
Claude C. Lilly, III	131,000	60,000	0	191,000
George Lucore	69,000	60,000	0	129,000
Thomas W. Palmer	180,000	60,000	0	240,000
Martin P. Sheffield	109,000	60,000	0	169,000
Richard L. Stover	124,000	60,000	0	184,000
Elizabeth Hirt Vorsheck	125,500	60,000	0	185,500
Robert C. Wilburn	124,500	60,000	0	184,500

(1)	For additional information on directors’ compensation, see 2016 Director Compensation above.

(2)	Amounts reported in this column represent the 2016 annual share credits to the directors’ deferred stock account under the outside directors deferred stock plan. One grant was made on April 20, 2016 and the closing stock price on that date was $93.62.

(3)	Amounts shown in the “All Other Compensation” column for Mr. Thomas Hagen are the amounts received in 2016 as indemnification for early repayments on life insurance policies under split-dollar agreements that were terminated on December 31, 2003.

Director Stock Ownership Guidelines

Each of our directors is required to maintain ownership of a minimum of $40,000 of our stock on a cost basis. Newly elected directors who do not already meet the stock ownership requirement are required to purchase an equivalent of $40,000 of our stock on a cost basis within 24 months of having been elected as a director. Directors are expected to continue to meet these minimum stock ownership requirements until they leave board service.

Our minimum stock ownership requirements do not apply to a director who is an owner, partner, director, trustee, officer or employee of, or advisor to, any person holding, of record or beneficially, directly or indirectly, more than five percent of the Company’s Class A or Class B common stock, or the sole or shared power to vote or direct the voting of such shares.

Director Education Program

We offer a director education program which provides our directors with access to various resources to assist them with enhancing the skills and strategies that drive effective directorship. We pay for the cost of each director’s membership in the National Association of Corporate Directors, underwrite the cost of attendance at certain educational seminars and conferences, and provide subscriptions to Corporate Board Member and other relevant business news journals, magazines and online resources.

Matching Gifts Program

Through our matching gifts program, we will match contributions made by employees or directors to eligible charitable organizations and educational institutions up to a maximum of $10,000 per employee or director, per year. Company matching applies to personal contributions of cash or marketable securities actually made, not pledged, by the employee or director during the calendar year.

RELATED PERSON TRANSACTIONS

Recognizing that related person transactions present a heightened risk of conflicts of interest, or create the appearance of conflicts of interest, our board of directors adopted a policy regarding transactions involving us and a related person. This policy requires that all related person transactions from the prior fiscal year be reviewed by our nominating committee and either be approved or disapproved for the current fiscal year. The policy also requires that any other proposed related person transaction, or any change to a previously approved related person transaction, be presented to our nominating committee for approval or disapproval. A copy of the policy as adopted by our board of directors may be viewed on our website at: http://www.erieinsurance.com.

J. Ralph Borneman, Jr., one of our directors, is an officer and principal shareholder of an insurance agency that receives insurance commissions in the ordinary course of business from the insurance companies we manage in accordance with their standard commission schedules and agents’ contracts. Mr. Borneman also has a son who is an officer and principal shareholder of another insurance agency that receives commissions in the ordinary course of business from the insurance companies we manage in accordance with their standard commission schedules and agents’ contracts. Payments made during 2016 to Mr. Borneman’s agency and Mr. Borneman’s son’s agency for commissions written on insurance policies totaled $314,152 and $3,344,046, respectively. Mr. Borneman’s son’s agency also received Founders Award and other award payments totaling $490,232 for 2016. These payments were earned in accordance with the terms and conditions of those award programs. At its meeting on February 8, 2017, our nominating committee approved the commissions paid to Mr. Borneman’s agency and the commissions and awards paid to Mr. Borneman’s son’s agency during 2016.

None of our directors or director nominees are a party to any agreement or arrangement relating to compensation provided by a third party in connection with their candidacy or board service as required to be disclosed pursuant to NASDAQ Rule 5250(b)(3).

PROPOSAL 2 — APPROVAL, ON AN ADVISORY BASIS, OF

THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Introduction

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or “Dodd-Frank Act,” gives our shareholders the right to approve, on a non-binding advisory basis, the compensation paid to our named executive officers as disclosed in this information statement in accordance with SEC rules. Our last advisory vote on executive compensation was held at our 2014 annual meeting.

The goal of our executive compensation program is to attract, motivate, retain and reward executives in a fiscally responsible manner. To achieve this objective, we design executive compensation programs that encourage our executives to strive for performance that is better than the industry average and achieve our corporate goals. We provide a mix of fixed and variable compensation that is intended to motivate our executives to execute on short- and long-term objectives that build sustainable long-term value. We believe that our compensation program balances the interests of our primary stakeholders, our shareholders, with the policyholders of the Exchange. For more information about our compensation philosophy and practices, see the “Compensation Discussion and Analysis” and “Executive Compensation” sections above.

We are asking our shareholders to indicate their support for the compensation of our named executive officers, as described in this information statement, by approving the following resolution. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy and practices described in this information statement. The resolution is advisory in nature and, therefore, does not bind us to any particular action; however, our compensation committee intends to consider the results of this advisory vote when it makes future decisions regarding the compensation of our executive officers.

Recommendation

The following resolution will be submitted for a shareholder vote at our annual meeting:

“RESOLVED, that the shareholders of Erie Indemnity Company approve the compensation paid to the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion in this information statement.”

Required Vote

The affirmative vote of a majority of the shares of Class B common stock cast at our annual meeting is required to approve, on a non-binding advisory basis, the resolution endorsing the compensation of the Company’s named executive officers.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE RESOLUTION IN PROPOSAL 2.

PROPOSAL 3 — SELECTION, ON AN ADVISORY BASIS, OF THE FREQUENCY OF THE

SHAREHOLDER VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Introduction

The Dodd-Frank Act also allows our shareholders to vote, on a non-binding advisory basis, as to how often they would like the opportunity to vote on the compensation of our named executive officers. Accordingly, we are seeking an advisory determination from our shareholders as to the frequency with which we should hold a vote on the approval of our executive compensation practices, namely every year, every two years or every three years. Our last vote on the frequency of the advisory vote on compensation was held in 2011. At that time, our voting shareholders selected “every three years” as the frequency of the shareholder advisory vote on executive compensation.

We provide a mix of fixed and variable compensation that is intended to motivate our executives to achieve short- and long-term objectives that build sustainable, long-term value. Accordingly, among the compensation we provide to our executives are incentive awards with multi-year performance periods to encourage them to focus on long-term performance.

Recommendation

For the purposes of the non-binding advisory vote on this Proposal 3, the Company will take into consideration the shareholder vote on each of the alternatives set forth in the proxy card with respect to this Proposal 3. However, our board of directors believes that an advisory vote on executive compensation every three years would allow our compensation programs to be evaluated over a similar timeframe and provide adequate time for the company to respond to the vote results.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE OF “EVERY THREE YEARS” ON PROPOSAL 3 RELATING TO THE FREQUENCY OF THE SHAREHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Pursuant to our bylaws, our audit committee has sole authority to engage our independent registered public accountants. Our audit committee annually considers the selection of our independent registered public accountants. Our audit committee selected Ernst & Young LLP to be our independent registered public accountants for the fiscal years ended December 31, 2016 and 2015 and Ernst & Young LLP served in that capacity for the fiscal years ended December 31, 2016 and 2015.

Representatives from Ernst & Young LLP are expected to attend our annual meeting and will have the opportunity to make a statement if they so desire. Such representatives are expected to be available at our annual meeting to respond to appropriate questions from shareholders.

REPORT OF OUR AUDIT COMMITTEE

The following report of our audit committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by us under the 1933 Act or the Exchange Act, except to the extent we specifically incorporate this report of our audit committee by reference therein.

The audit committee of our board of directors oversees the quality and integrity of our accounting, auditing and financial reporting practices. Our audit committee has adopted a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com. Each member of our audit committee is an independent director as defined in the NASDAQ and SEC rules, satisfies the financial literacy requirements thereof and meets the requirements of the Holding Companies Act. In addition, our board of directors has determined that one member of our audit committee, Dr. Lilly, satisfies the financial expertise requirements and has the requisite experience as defined by rules of the SEC.

Our audit committee, which met nine times during 2016, has the responsibility, consistent with the requirements of Section 1405(c)(4) of the Holding Companies Act and our bylaws, for the selection of our independent registered public accountants and for reviewing our financial condition, the scope and results of the independent audit and the adequacy of our accounting, financial, internal and operating controls.

Our audit committee oversees our internal audit department and, accordingly, reviews and approves its audit plans, reviews its audit reports and evaluates its performance.

Our audit committee reviews our financial reporting process on behalf of our board of directors. In fulfilling its responsibilities, our audit committee reviewed and discussed our audited financial statements for the year ended December 31, 2016 with management.

Throughout 2016, management continued its documentation, testing and evaluation of our system of internal control over financial reporting as required by Section 404 of Sarbanes-Oxley and related regulations. Our audit committee was kept apprised of the progress of the evaluation through periodic updates from management and Ernst & Young LLP and provided oversight to management throughout the process. Our audit committee reviewed management’s report on the effectiveness of our internal control over financial reporting. Our audit committee also reviewed Ernst & Young LLP’s opinion on the effectiveness of internal control over financial reporting based on its audit.

Our audit committee discussed with Ernst & Young LLP the matters required to be discussed under Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. In addition, our audit committee received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence, and has discussed with Ernst & Young LLP matters relating to its independence.

Our audit committee reviews its charter annually. Our audit committee has also established a procedure whereby persons with complaints or concerns about accounting, internal control or auditing matters may contact our audit committee anonymously.

Based upon the discussions and reviews referred to above, our audit committee recommended to our board of directors that (1) our audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2016 to be filed with the SEC, and (2) our board of directors accept management’s report on its assessment of the effectiveness of our internal control over financial reporting.

Erie Indemnity Company Audit Committee:

Claude C. Lilly, III, Chair

LuAnn Datesh

Thomas B. Hagen, ex officio (non-voting)

Thomas W. Palmer

Martin P. Sheffield

Richard L. Stover

February 14, 2017

AUDIT FEES

Our audit committee approves the fees and other significant compensation to be paid to our independent registered public accountants for the purpose of preparing or issuing an audit report or related work. We provide appropriate funding, as determined by our audit committee, for payment of fees and other significant compensation to our independent registered public accountants. Our audit committee also preapproves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent registered public accountants. Our audit committee delegated to our audit committee chair preapproval authority for additional audit and non-audit services subject to subsequent approval by the full audit committee at its next scheduled meeting.

Our audit committee reviewed and discussed with Ernst & Young LLP the following fees for services, none of which were deemed to be for consulting services, rendered for our 2016 and 2015 fiscal years and considered the compatibility of non-audit services with Ernst & Young LLP’s independence:

	2016
	Erie Indemnity Company	Erie Insurance Exchange and Subsidiaries	Total
Audit Fees	$1,111,079	$804,520	$1,915,599
Audit-related Fees	—	—	—
Tax Fees	—	15,000	15,000
All Other Fees	1,995	15,000	16,995

Total Fees	$1,113,074	$834,520	$1,947,594

	2015
	Erie Indemnity Company	Erie Insurance Exchange and Subsidiaries	Total
Audit Fees	$1,191,464	$981,930	$2,173,394
Audit-related Fees	—	—	—
Tax Fees	—	15,000	15,000
All Other Fees	1,995	—	1,995

Total Fees	$1,193,459	$996,930	$2,190,389

Fees shown for 2015 are final amounts. Fees shown for 2016 represent amounts billed through February 28, 2017. “Audit Fees” includes fees associated with the annual audit, including the report on adequacy of our internal control over financial reporting, reviews of our quarterly reports on Form 10-Q and statutory audits. “Tax Fees” shown for 2016 and 2015 were for services related to wash sales. “All Other Fees” for 2015 and 2016 includes $1,995 paid for an online accounting and auditing information subscription. For 2016, “All Other Fees” also includes certain agreed upon procedures performed in connection with the derivative investment program.

ANNUAL REPORT

A copy of our annual report for 2016 is being mailed to all holders of Class A common stock and Class B common stock together with this information statement.

OTHER MATTERS

Our board of directors does not know of any matter to be presented for consideration at our annual meeting other than the matters described in the notice of annual meeting.

By order of our board of directors,

Brian W. Bolash
Corporate Secretary and Senior Counsel

March 24, 2017

Erie, Pennsylvania

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 25, 2017

To the Holders of Class A Common Stock and

Class B Common Stock of ERIE INDEMNITY COMPANY:

We will hold our 92nd annual meeting of shareholders at 9:30 a.m., local time, on Tuesday, April 25, 2017, at the Auditorium of the F.W. Hirt — Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530 for the following purposes:

1. To elect 13 persons to serve as directors until our 2018 annual meeting of shareholders and until their successors are elected and qualified;

2. To approve, on a non-binding advisory basis, the compensation of our named executive officers;

3. To select, on a non-binding advisory basis, the frequency of the shareholder vote on the compensation of our named executive officers; and

4. To transact any other business that may properly come before our annual meeting and any adjournment, postponement or continuation thereof.

This notice is being sent to all holders of Class A common stock and Class B common stock as of the close of business on Friday, February 24, 2017, the record date established by our board of directors. Such persons will also receive an information statement relating to our annual meeting, together with a copy of our annual report to shareholders for the year ended December 31, 2016. Holders of Class B common stock will also receive a form of proxy. Holders of Class A common stock will not receive proxies because they do not have the right to vote on any of the matters to be acted upon at our annual meeting.

Holders of Class B common stock are requested to complete, sign and return the form of proxy, whether or not they expect to attend our annual meeting in person.

By order of our board of directors,

Brian W. Bolash
Corporate Secretary and Senior Counsel

March 24, 2017

Erie, Pennsylvania

NOTICE OF INTERNET AVAILABILITY OF ANNUAL MEETING MATERIALS

Important Notice Regarding the Availability of our Information Statement for the Annual Meeting of Shareholders to be held on April 25, 2017.

Our information statement and annual report are available at: http://www.erieindemnityinfostatement.com.

ERIE INDEMNITY COMPANY

CLASS B COMMON STOCK

PROXY

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 25, 2017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Brian W. Bolash, Thomas B. Hagen and Timothy G. NeCastro, and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of the Class B Common Stock of Erie Indemnity Company that the undersigned may be entitled to vote at our Annual Meeting of Shareholders to be held in the Auditorium of the F. W. Hirt—Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania, on April 25, 2017, at 9:30 a.m. local time, and at any adjournment, postponement or continuation thereof, and directs that the shares represented by this proxy shall be voted as follows:

ITEM 1.	ELECTION OF DIRECTORS.

☐	FOR All candidates listed below (except as marked to the contrary)	☐	WITHHOLD AUTHORITY to vote for all the candidates listed below

INSTRUCTION: To withhold authority to vote for any individual candidate, strike a line through the candidate’s name in the list below.

J. Ralph Borneman, Jr.	C. Scott Hartz	Martin P. Sheffield
Eugene C. Connell	Brian A. Hudson, Sr.	Richard L. Stover
LuAnn Datesh	Claude C. Lilly, III	Elizabeth Hirt Vorsheck
Jonathan Hirt Hagen	George R. Lucore
Thomas B. Hagen	Thomas W. Palmer

ITEM 2.	APPROVAL, ON AN ADVISORY BASIS, OF A RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

☐	FOR	☐	AGAINST	☐	ABSTAIN

ITEM 3.	SELECTION, ON AN ADVISORY BASIS, OF THE FREQUENCY OF A SHAREHOLDER ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

☐	EVERY YEAR	☐	EVERY TWO YEARS	☐	EVERY THREE YEARS	☐	ABSTAIN

In their discretion, the proxies, at the direction of our Board of Directors, are authorized to vote with respect to matters incident to the conduct of our Annual Meeting and any adjournment, postponement or continuation thereof, and upon such other business as may properly come before our Annual Meeting.

This proxy will be voted as specified. If a choice is not specified, the proxy will be voted FOR the candidates for Director named above, FOR adoption of the resolution approving the compensation of our Named Executive Officers, and for the selection of EVERY THREE YEARS for the frequency of an advisory shareholder vote to approve the compensation of our Named Executive Officers.

This proxy should be dated, signed by the shareholder(s) and returned promptly to us in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

Date: , 2017
(Signature)

(Signature)